UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A-3
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PANEX RESOURCES INC.
(Exact name of registrant as specified in its charter)

Nevada	1000	59-2928366
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

13 Allegro, Legato, Durbanville, South Africa
+41 76 753 4401
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)

Mark Gasson
Panex Resources Inc.
13 Allegro, Legato, Durbanville, South Africa
Telephone: +41 76 753 4401
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Conrad C. Lysiak, Esq.
THE LAW OFFICE OF CONRAD C. LYSIAK, P.S.
601 West First Avenue, Suite 903, Spokane, Washington 99201
Telephone:  509-624-1475

Approximate date of commencement of proposed sale to the public:  As soon as practicable after the date hereof.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:   [   ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	[ ]	Accelerated filer	[ ]
Non-accelerated filer	[ ]	Smaller reporting company	[X]

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Unit (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)
Common Stock
Shares offered by the Company	500,000,000	$0.001	$500,000	$64.40
Shares offered by Selling Stockholders (4)	1,011,143,556	0.001	$1,011,143	$172.48
Total	1,511,143,556	0.001	$1,615,636	$236.88

(1)
Pursuant to Rule 415(o) of the Securities Act, these securities are being offered by the company and the selling stockholder named herein on a delayed or continuous basis. The offering price has been arbitrarily determined.

(2)	The offering price has been arbitrarily determined.

(3)
Estimated solely for the purpose of calculating the registration fee under Rule 457(c) or (g) under the Securities Act of 1933 based on the closing bid quote for our common stock as of August 31, 2015.

(4)
These are outstanding shares of common stock which may be offered for sale by certain selling stockholders pursuant to this registration statement on a securities market such as the Over-the-Counter Bulletin Board or other securities exchange at prevailing market prices or privately negotiated prices.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8 (A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

December __, 2015

A Total of 1,511,143,556 Shares of Common Stock Offered for Sale
500,000,000 Shares Offered at $0.001 per Share by the Company
1,011,143,556 Shares Offered at Market Price by Selling Shareholders

Panex Resources Inc. (the "Company") is offering for sale a total of up to 500,000,000 shares of its common stock, par value $0.001 per share ("Common Stock") on a "self- underwritten," best efforts basis.   The shares will be offered at a price of $0.001 per share for a period of at least six months but not more than 270 days from the date of this prospectus, and we may close or terminate the offering earlier than 270 days.   There is no minimum number of shares required to be purchased per investor, and we are not required to sell any minimum number of shares in the offering.   Proceeds from the offering will not be placed in escrow or similar type of account and will be immediately available for use by the Company. See "Use of Proceeds" and "Plan of Distribution."   We make no prediction how many shares we will sell, and we may not realize enough proceeds to remain in operation.   In addition, certain selling stockholders named in this prospectus (collectively the "Selling Stockholders") are offering for sale from time to time an aggregate of up to 1,011,143,556 shares of our common stock.

If we sell all of the 500,000,000 shares offered by the company, we will receive $500,000 in estimated gross proceeds. The company expects the net proceeds from the sale of fifty percent (50%) of the shares will sustain its operations for a period of 5 months. We will not receive any of the proceeds from the sale of shares offered by the selling stockholder.

The shares being offered for resale by the selling stockholders will be offered and sold at $0.001 per share. If the selling shareholders sells all 1,011,143,556 shares at an estimated $0.001 per share (our market price as of the most recent practicable date), they may realize approximately $1,011,143 .  The shares being offered for resale by the selling stockholders represent approximately 96% of the company's current issued and outstanding common stock.   Also, sales of a substantial number of shares of our common stock by the selling stockholders within a relatively short period of time could have the effect of depressing the market price of our common stock and could impair our ability to raise capital through the sale of additional equity securities.  The selling shareholders are deemed underwriters within the meaning of the Securities Act of 1933, as amended.  Accordingly the offering period of shares being sold by selling shareholders is 270 days from the date of effectiveness and the offering price by the selling shareholders is 270 days.  At the end of 270 days, selling shareholders will no longer be able to sell shares of common stock pursuant to this registration statement.  The offering price of shares being sold by selling shareholders is fixed at $0.001 per share during the effective period of this registration statement.

The selling stockholders and any broker/dealer executing sell orders on behalf of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended. Commissions received by any broker/dealer may be deemed to be underwriting commissions under the Securities Act. Proceeds received by the selling stockholders in excess of $120,000 represent underwriting discounts to the selling stockholders.

Panex's shares of common stock are currently quoted on the OTC Markets' Pink Sheets under the symbol "DBGF".  On August 31, 2015, the closing sale price of Panex's shares of common stock was $0.001.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK AND SHOULD BE CONSIDERED ONLY BY PERSONS WHO CAN AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. PLEASE REFER TO "RISK FACTORS" BEGINNING ON PAGE 8 WHICH DESCRIBE CERTAIN MATERIAL RISKS YOU SHOULD CONSIDER BEFORE INVESTING AND "DILUTION" BEGINNING ON PAGE 16 WHICH DESCRIBES THE IMMEDIATE DILUTION THAT INVESTORS IN THIS OFFERING WILL SUFFER.

THE SECURITIES AND EXCHANGE COMMISSION AND STATE SECURITIES REGULATORS HAVE NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

[Inside Cover of Prospectus]

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should read the entire prospectus before making an investment decision to purchase our Common Stock. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus. This prospectus is not an offer to sell securities in any state where the offer is not permitted.

PROSPECTUS SUMMARY

The following summary highlights aspects of the offering. This prospectus does not contain all of the information that may be important to you. You should read this entire prospectus carefully, including the "Risk Factors" section and the financial statements, related notes and the other more detailed information appearing elsewhere in this prospectus before making an investment decision.

In this prospectus, unless otherwise indicated, "we," "us," "our", "Panex" and the "Company" refer to Panex Resources, Inc.

OUR COMPANY

Panex is an exploration stage company engaged in the acquisition and exploration of mineral properties. From the time of its incorporation in 2004, Panex has been actively engaged in the exploration of various mineral projects, prospective for gold, silver and copper.

On September 27, 2010, Panex changed its name from "De Beira Goldfields Inc." to "Panex Resources Inc." At that time management wanted to expand the Company's focus and identify and assess new projects for acquisition purposes that were more global in nature and believed that the name change would result in the Company having a name that more accurately reflected the new focus of its business. The name change has not yet had an impact on Panex's business operation.

The accompanying financial statements have been prepared assuming Panex will continue as a going concern. As discussed in Note 1 to the financial statements, Panex has not generated any cash flow from operations and has accumulated losses since inception. These factors raise substantial doubt about Panex's ability to continue as a going concern. Panex is in the exploration stage and to date has not generated any revenue. In an exploration stage company, management devotes most of its activities to acquiring and exploring mineral properties. The financial statements have been prepared on a going concern basis, which implies that Panex will continue to realize its assets and discharge its liabilities in the normal course of business. Panex is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. There is no guarantee that Panex will be able to raise any equity financing or generate profitable operations.  As of August 31, 2015, Panex has accumulated losses of $13,898,314 since inception .  These factors raise substantial doubt regarding Panex's ability to continue as a going concern.

To date Panex has raised $13,969,321 via offerings and shares for debt completed between March 2005 and May 2014.

Please see DESCRIPTION OF BUSINESS – beginning on page 24 for detailed descriptions of our business operations.

Although we have established more than one web site to market our products, prospective investors are strongly cautioned that any information appearing on one of our web sites should not be deemed to be a part of this prospectus and should not be utilized in making a decision whether to buy our Common Stock.

SUMMARY OF THIS OFFERING

	•	Up to 500,000,000 Shares of our Common Stock are being offered for sale by the Company.

	•	Our Common Stock is described in further detail in the section of this prospectus titled "DESCRIPTION OF SECURITIES – Common Stock."

Offering Price	•	We will sell the Shares at $0.001. This price was determined by us arbitrarily.

Securities Offered By Selling Stockholders	•
Up to 1,011,143,556 Shares of our Common Stock owned by selling stockholders are included in this Prospectus. The selling stockholders are not obligated to sell any Shares. The selling shareholders are deemed underwriters within the meaning of the Securities Act of 1933, as amended.  Accordingly the offering period of shares being sold by selling shareholders is 270 days from the date of effectiveness and the offering price by the selling shareholders is 270 days. At the end of 270 days, selling shareholders will no longer be able to sell shares of common stock pursuant to this registration statement. The offering price of shares by selling shareholders is fixed at $0.001 per share during the life of this registration statement.

Offering Price	•
Selling shareholders may sell their shares of common stock for a period of 270 days from the effective date of this registration statement. At the end of 270 days, selling shareholders will no longer be able to sell shares of common stock pursuant to this registration statement. The offering price of shares by selling shareholders is fixed at $0.001 per share during the life of this registration statement.

Number of shares outstanding before the offering	•	1,115,636,507 shares of Common Stock issued and outstanding as at the date of this prospectus (1,125,636,507 as of August 31, 2015 less 10,000,000 repurchased by the Company in October 2015) .

Total number of shares of Common Stock outstanding after the offering (if fully subscribed)	•	1,615,636,507 shares of Common Stock.

Net Proceeds to the Company	•
We intend to accomplish this offering on a "self-underwritten" basis directly through our officers, directors and/or employees, who will not be separately compensated therefore. However, we reserve the right to utilize an underwriter in which case we will amend this Prospectus to disclose the material terms of such relationship as they pertain to the offering. Additionally, we estimate that costs of this offering for such items as legal and accounting fees, printing, and SEC registration fees, and other charges will total approximately $46,000. Thus net proceeds to the Company if this offering is fully subscribed without the use of underwriters will be $454,000 (assuming $46,000 in Offering expenses are paid). In the event that only 50% of the Shares are sold we will generate net proceeds of $204,000 (assuming $46,000 in Offering expenses are paid). In the event that we only sell 10% of the Shares, we will generate net proceeds of $4,000 (assuming $46,000 in Offering expenses are paid). We will not receive any proceeds from the sale of common stock by our selling shareholders.

Use of Proceeds	•
We will use the proceeds from this offering to: (1) strategy to secure interests in mineral projects (upon completion of the identification and evaluation phase) through farm-in arrangements; (2) exploration activities; and (3) provide working capital to finance corporate acquisitions and the integration of new technologies. A summary of our intended use of the proceeds of this offering is set forth in the section of this prospectus titled USE OF PROCEEDS

Consummation of the offering	•
We will terminate this offering upon the earlier to occur of (1) one year from the effective date of this prospectus, (2) sale of all the Shares being offered, or (3) any time after a minimum of six months from the date of the Prospectus at our sole discretion if we determine that it is in our best interests to withdraw the offering.

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. We discuss all material risks in the risk factors.

1.   Our plan of operation is limited to finding an ore body. As such we have no plans for revenue generation. Accordingly, you should not expect any revenues from our current operations.

Our plan of operation is to conduct exploration activities in order to determine if an ore body exists below the surface of the ground.  Exploration does not contemplate removal of the ore. We have no plans or funds for ore removal. Accordingly, we will not generate any revenues as a result of your investment.

2.   Because the probability of an individual prospect ever having reserves is extremely remote any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote. In all probability the claims do not contain any reserves. Consequently, any funds spent on exploration will probably be lost which result in a loss of your investment.

3.   We have a losses which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We expect losses to continue into the future.  Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

4.   Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. Consequently, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

5.   Because our officers and directors have other outside business activities and will only be devoting 25% of their time or approximately ten hours per week to our activities, our activities may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because our officers and directors have other outside business activities and will be only be devoting 25% of their time or ten hours each per week to our activities, our activities may be sporadic and occur at times which are convenient to them.  As a result, exploration of the claims may be periodically interrupted or suspended.

6.   Title to the properties we intend to conduct exploration activity on, could be defective in which case we may not have the right to extract any minerals.

It is customary in the mining business that upon acquiring an interest in a property, that a title report be rendered by an attorney.  We have not obtained such a title report, and accordingly may not own any right to remove any minerals, should they be discovered, from the leased property.

7.   Operating and environmental hazards could have a negative impact on our operations.

Hazards incident to the operation of mining properties and unforeseen conditions, may be encountered by us if we participate in our exploration activities.  Further, on occasion, substantial liabilities to third parties or governmental entities may be incurred. We could be subject to liability for pollution and other damages or hazards which cannot be insured against or which have not been insured against due to prohibitive premium costs or for other reasons. We currently do not maintain any insurance for environmental damages. Governmental regulations relating to environmental matters could also increase the cost of doing business or require alteration or cessation of operations in certain areas.

8.   We are subject to many governmental regulations which affect our cost of doing business.

Our mining operations are subject to extensive regulation governing development, production, labor standards, occupational health, waste disposal, use of toxic substances, environmental regulations, mine safety and other matters. Some jurisdictions also require or may in the future require the payment of royalties. Changes in regulations can have material impacts on anticipated levels of production, costs and profitability. It is possible that exploration, development or operation of a mine may be delayed or terminated as a result of the inability to obtain all required permits and government approvals on an economic basis, or the imposition of royalty payments or other government regulations.

Risks Related to this Offering

9.   Because there is a limited public trading market for our common stock, you may not be able to resell your stock, and as a result, your investment is illiquid.

There is currently a limited public trading market for our common stock on the Bulletin Board operated by the Financial Industry Regulatory Authority. Therefore you may have difficulty reselling your shares of common stock.  As a result,  your investment may be illiquid and there is no assurance that you will ever be able to resell your shares.

10.   Because we may issue additional shares of common stock, your investment could be subject to substantial dilution.

In the future, if we issue more common stock, your investment could be subject to dilution. Dilution is the difference between what you pay for your stock and the net tangible book value per share immediately after the additional shares are sold by us.

11.   There are legal restrictions on the resale of the common shares offered that are penny stocks.   These restrictions may adversely affect your ability to resell your stock.

We anticipate that our common stock will continue to be subject to the penny stock rules under the Securities Exchange Act of 1934, as amended. These rules regulate broker/dealer practices for transactions in "penny stocks." Penny stocks are generally equity securities with a price of less than $5.00. The penny stock rules require broker/dealers to deliver a standardized risk disclosure document that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations and the broker/dealer and salesperson compensation information must be given to the customer orally or in writing prior to completing the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction, the broker and/or dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. The transaction costs associated with penny stocks are high, reducing the number of broker-dealers who may be willing to engage in the trading of our shares. These additional penny stock disclosure requirements are burdensome and may reduce all of the trading activity in the market for our common stock. As long as the common stock is subject to the penny stock rules, our shareholders may find it more difficult to sell their shares.

12.   Our future sales of our common shares could cause our stock price to decline.

There is no contractual restriction on our ability to issue additional shares. We cannot predict the effect, if any, that market sales of our common shares or the availability of shares for sale will have on the market price prevailing from time to time. Sales by the selling shareholders of our common shares in the public market, or the perception that our sales may occur, could cause the trading price of our stock to decrease or to be lower than it might be in the absence of those sales or perceptions.

13.   The market price of our common stock may be volatile which could adversely affect the value of your investment in our common stock.

The trading price of our common stock may be highly volatile and could be subject to wide fluctuations in response to various factors. Some of the factors that may cause the market price of our common stock to fluctuate include:

*	fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
*	changes in estimates of our financial results or recommendations by securities analysts;
*	failure of any of our products to achieve or maintain market acceptance;
*	changes in market valuations of similar companies;
*	significant products, contracts, acquisitions or strategic alliances of our competitors;
*	success of competing products or services;
*	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;
*	regulatory developments;
*	litigation involving our company, our general industry or both;
*	additions or departures of key personnel;
*	investors' general perception of us; and
*	changes in general economic, industry and market conditions.

DESCRIPTION OF SECURITIES

General

Panex's authorized capital stock consists of 2,000,000,000 shares of common stock at a par value of $0.001 per share. On July 14, 2014, the authorized capital was increased from 500,000,000 shares of common stock to 2,000,000,000 shares of common stock.

Common Stock

As at the date of this prospectus,  1,115,636,507 shares of common stock are issued and outstanding and held by 110  stockholders of record. All of this common stock has been validly issued, is fully paid and is non-assessable.

The holders of Panex's common stock: (i) have equal ratable rights to dividends from funds legally available if and when declared by Panex's board of directors; (ii) are entitled to share ratably in all of Panex's assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of Panex's affairs; (iii) do not have preemptive, subscription or conversion rights; (iv) do not have any provisions for purchase for cancellation, surrender or sinking or purchase funds or rights; and (v) are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

No stockholder approval is required for the issuance of Panex's securities, including shares of common stock, stock options and share purchase warrants.

Panex's Articles of Incorporation and By-laws, and any applicable amendments, and the applicable statutes of the State of Nevada provide a more complete description of the rights and liabilities of stockholders of Panex's capital stock. Provisions as to the modifications, amendments or variation of such rights or provisions are contained in the applicable statutes of the State of Nevada and Panex's By-laws.

Holders of Panex's common stock are entitled to one vote for each share on all matters submitted to a stockholder vote. Holders of common stock do not have cumulative voting rights. Therefore, holders of a majority of the shares of common stock voting for the election of directors can elect all of the directors. Holders of 25% of shares of common stock issued and outstanding, represented in person or by proxy, are necessary to constitute a quorum at any meeting of Panex's stockholders. A vote by the holders of a majority of Panex's outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to Panex's Articles of Incorporation.

Share Purchase Warrants

As of the date of this prospectus, there are no outstanding warrants to purchase Panex's securities. Panex may issue warrants to purchase its securities in the future.

Options

As of the date of this prospectus, there are no options to purchase Panex's securities. Panex may in the future grant such options and/or establish an incentive stock option plan for its directors, employees and consultants.

Convertible Securities

As of the date of this prospectus, Panex has not issued and does not have outstanding any securities convertible into shares of Panex's common stock or any rights convertible or exchangeable into shares of Panex's common stock. Panex may issue such convertible or exchangeable securities in the future.

Nevada Anti-Takeover Laws

The provisions of the Nevada Revised Statutes (NRS) sections 78.378 to 78.3793 apply to any acquisition of a controlling interest in a certain type of Nevada corporation known as an "Issuing Corporation", unless the articles of incorporation or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by an acquiring person provide that the provisions of those sections do not apply to the corporation, or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified.

The provisions of NRS 78.378 to NRS 78.3793 do not restrict the directors of an "Issuing Corporation" from taking action to protect the interests of the corporation and its stockholders, including, but not limited to, adopting or signing plans, arrangements or instruments that deny rights, privileges, power or authority to a holders of a specified number of shares or percentage of share ownership or voting power.

An "Issuing Corporation" is a corporation organized in the State of Nevada and which has 200 or more stockholders of record, with at least 100 of who have addresses in the State of Nevada appearing on the stock ledger of the corporation and does business in the state of Nevada directly. As Panex currently has less than 200 stockholders and no stockholders in the State of Nevada the statute does not currently apply to Panex.

If Panex does become an "Issuing Corporation" in the future, and the statute does apply to Panex, Mark Gasson, on his own will have the ability to adopt any of the above mentioned protection techniques whether or not he owns a majority of Panex's outstanding common stock, provided he does so by the specified 10th day after any acquisition of a controlling interest.

USE OF PROCEEDS

We estimate that, if our Offering is fully subscribed, we will receive net proceeds of $454,000 from our sale of 500,000,000 Shares. This estimate is based on an Offering price of $0.001 per share, and assumes that we will not engage the services of an underwriter to assist us in selling all of the shares. If we engage an underwriter, our net proceeds will be reduced by the negotiated commissions paid to the underwriter.   However, as of the effective date of this prospectus, we have not engaged an underwriter. For purposes of this disclosure we have assumed that no commissions will be paid on any shares. Additionally, we estimate that our direct costs of this Offering (SEC filing fees, legal, accounting, printing, and miscellaneous expenses) will be $46,000.

The following table indicates the use of proceeds based on the percentage of the financing that is successfully sold.

	Sale of	Sale of	Sale of	Sale of	Sale of
	100%	80%	60%	40%	20%
Gross Proceeds	$500,000	$400,000	$300,000	$200,000	$100,000
Number of Shares Sold	500,000,000	400,000,000	300,000,000	200,000,000	100,000,000
Less expenses of offering:
Legal and Registration Fees	$30,000	$30,000	$30,000	$30,000	$30,000
Accounting and Auditing	$10,000	$10,000	$10,000	$10,000	$10,000
Electronic Filing and Printing	$3,000	$3,000	$3,000	$3,000	$3,000
Transfer Agent	$3,000	$3,000	$3,000	$3,000	$3,000
Net Proceeds	$454,000	$354,000	$254,000	$154,000	$54,000
Use of net proceeds
Payment of Accounts Payable, Loans & Borrowings	$45,400	$35,400	$25,400	$15,400	$5,400
Exploration expenditure (includes assessment and evaluation of new projects) *	$317,800	$247,800	$177,800	$107,800	$37,800
Working Capital	$90,800	$70,800	$50,800	$30,800	$10,800
__________________
* further analysis and commentary provided below

Analysis of Financing Scenarios

After deducting $46,000 for estimated offering expenses including legal and registration fees, accounting and auditing, electronic filing and printing, and transfer agent, the net proceeds from this offering may be as much as $454,000 assuming all 500,000,000 million shares are sold. However, there can be no assurance that any of these shares will be sold. Panex will use the proceeds to assess and evaluate possible new mineral project opportunities and, subject to acquiring any such new projects, to fund the exploration on such projects.

Exploration expenditure

As explained elsewhere in this registration statement, it is Panex's preferred strategy to secure interests in mineral projects (upon completion of the identification and evaluation phase) through farm-in arrangements. Such arrangements, if successfully negotiated, would mean that Panex will not incur any upfront acquisition costs but would instead be able to devote the funds raised under this offer to exploration activities on the ground. In chronological order, Panex's plan for exploration expenditure is as follows:

	Sale of 100%	Sale of 80%	Sale of 60%	Sale of 40%	Sale of 20%
Funds available for Exploration expenditure from the above table	$317,800	$247,800	$177,800	$107,800	$37,800
Identification and due diligence phase:
- desktop studies, data review and geological assessment	$31,780	$24,780	$17,780	$10,780	$3,780
- on-site geological assessment including travel and accommodation	$63,560	$49,560	$35,560	$21,560	$7,560
- accounting, commercial and legal due diligence	$15,000	$15,000	$15,000	$15,000	$0

Negotiation phase for Panex to conclude contractual arrangements:
- legal and professional fees	$15,000	$15,000	$10,000	$10,000	$0

On-ground exploration activity phase:
- mineral permits rents and license fees	$50,000	$45,000	$30,000	$30,000	$25,000
- detailed data review / evaluation	$55,000	$50,000	$35,000	$15,000	$0
- surveying and geophysics	$50,000	$35,000	$25,000	$0	$0
- geochemical analysis	$25,000	$0	$0	$0	$0
- drilling and assaying	$0	$0	$0	$0	$0

Contingency and general	$12,460	$13,460	$9,460	$5,460	$1,460

Total	$317,800	$247,800	$177,800	$107,800	$37,800

If only a portion of the offering is completed, the funds will be prorated accordingly.

The projected expenditures shown above are only estimates or approximations and do not represent a firm commitment by Panex. To the extent that the proposed expenditures are insufficient for the purposes indicated, supplemental amounts required may be drawn from other categories of estimated expenditures, if available. Conversely, any amounts not expended as proposed will be used for general working capital. Panex will amend the registration statement by post-effective amendment if there are any material changes to the use of proceeds as described above.

The exploration expenditures include costs of assessing, evaluating, and, subject to acquiring mineral interests, exploring mineral properties. The exploration expenditure breakdown above is based on the usual model for methodical and systematic exploration of mineral properties. However, the exact nature of the properties that the Company acquires will determine the exploration techniques employed and the actual funds expended. For example if Panex successfully negotiates a relatively advanced exploration project with existing drill targets then it may be able to proceed directly to a drill program without having to conduct geophysical and geochemical programs. It is anticipated that in the early phases of exploration activity described in the table above, most of the work will be carried out by external consultants and contractors. As activities progress, the Company will give consideration to hiring employees and will thereafter conduct its activities with a mix of employees and external contractors.

A portion of the net proceeds will be used to repay debt. The debt is in the form of consulting fees outstanding. The debt is unsecured and currently there are no demands for repayment. Panex can repay this debt at its discretion from the proceeds of any financing. The proceeds from the debt were used primarily to fund the cost of undertaking exploration activities at the time when Panex still had mineral interests.

Working capital is the cost related to operating Panex's office. It is comprised of telephone service, mail, stationery, administrative salaries, accounting, acquisition of office equipment and supplies, and expenses of filing reports with the SEC, which Panex has estimated at a minimum of $120,000 for one year. Should greater amounts of equity capital be raised under this offering, Panex will be able to expend greater funds on assessing, evaluating and exploring mineral projects. .

Panex will not receive any proceeds from the sale of shares of Panex's common stock being offered by the selling stockholders. If Panex fails to sell sufficient shares of common stock to cover the expenses of this offering, Panex will use existing working capital to pay all offering expenses.

The amounts set forth merely indicate the general application of net proceeds of the offering. Actual expenditures relating to the development of our business may differ from the estimates depending on the efficacy of our business development efforts, unanticipated costs in connection therewith as well as changes in the industry and actions of our competitors among other causes. There can be no assurance we will be successful in our efforts to secure investors to invest in our offering and/or obtain alternative financing. In the event that not all of the Shares are sold, management in its sole discretion will allocate the proceeds of this offering in a manner in which it determines will be in our best interests. In such an event we may not be able to follow our business plan. This may have a significant impact on our ability to continue operating our business. Moreover even if all of the Shares are sold, management reserves the right to alter the above projected use of proceeds if it determines that such changes will be in our best interests. Accordingly, the amounts and timing of our actual expenditures will depend on numerous factors, including the status of our development and marketing activities and competition. Accordingly, our management will have broad discretion in the use of the net proceeds from this offering. All net proceeds from this offering will be immediately available for use by the Company.

We will not receive any proceeds from the sale of common stock by selling shareholders. The selling shareholders are deemed underwriters within the meaning of the Securities Act of 1933, as amended. Accordingly the offering period of shares being sold by selling shareholders is 270 days from the date of effectiveness and the offering price by the selling shareholders is 270 days. At the end of 270 days, selling shareholders will no longer be able to sell shares of common stock pursuant to this registration statement. The offering price of shares being sold by selling shareholders is fixed at $0.001 per share during the effective period of this registration statement.

DETERMINATION OF OFFERING PRICE

The offering price was determined by using a number of factors. Management considered the price of the most recent financing. Additionally, management estimated the cost of this offering plus the amount Panex needs to operate its business for the next 12 months. Management determined the offering price by assessing Panex's capital requirements against the price management thinks investors are willing to pay for Panex's common stock. Management has arbitrarily determined the public offering price of the shares of common stock at $0.001 per share, and in making such a determination considered several factors, including the following:

•	prevailing market conditions, including the history and prospects for the industry in which Panex competes;
•	Panex's lack of business history;
•	the proceeds to be raised by the offering;
•	Panex's capital structure; and
•	Panex's future prospects.

Therefore, the public offering price of the shares of common stock does not necessarily bear any relationship to established valuation criteria and may not be indicative of prices that may prevail at any time or from time to time in the future. Additionally, because Panex has no significant operating history and has not generated any revenues to date, the price of its shares of common stock is not based on past earnings, nor is the price of the shares of common stock indicative of current market value for any assets owned by Panex. No valuation or appraisal has been prepared for Panex's business and potential business expansion. You cannot be sure that a public market for any of Panex's securities will develop and continue or that the shares of common stock will ever trade at a price higher than the offering price in this offering.

Panex is also registering for resale on behalf of selling stockholders up to 1,011,143,556 shares of common stock.   We will not receive any proceeds from the sale of common stock by selling shareholders. The selling shareholders are deemed underwriters within the meaning of the Securities Act of 1933, as amended. Accordingly the offering period of shares being sold by selling shareholders is 270 days from the date of effectiveness and the offering price by the selling shareholders is 270 days. At the end of 270 days, selling shareholders will no longer be able to sell shares of common stock pursuant to this registration statement. The offering price of shares being sold by selling shareholders is fixed at $0.001 per share during the effective period of this registration statement.

DILUTION

The shares offered for sale by the selling stockholders are already issued and outstanding and, therefore, do not contribute to dilution. "Dilution" means the difference between Panex's public offering price ($0.001 per share) and its proforma net tangible book value per share after implementing this offering and accounting for the cost of the offering. Prior to this offering, Panex had 1,125,636,507 shares of common stock issued and outstanding as of August 31, 2015. Net tangible book value per share is determined by dividing Panex's tangible net worth, consisting of tangible assets less total liabilities, by the number of shares outstanding at August 31, 2015.  The net tangible book value of Panex as of August 31, 2015 was $666,920 or less than $0.01 per share .

The following table will show the net tangible book value of Panex's shares both before and after the completion of this offering for 20%, 40%, 60%, 80%, and 100% subscription rates.

	100%	80%	60%	40%	20%
Public offering price per share	$0.001	$0.001	$0.001	$0.001	$0.001
Net tangible book value per share before offering	$0.0005978	$0.0005978	$0.0005978	$0.0005978	$0.0005978
Proforma net tangible book value per share after offering	$0.0007223	$0.0007039	$0.0006830	$0.0006589	$0.0006309
Increase per share attributable to public investors	$0.0001245	$0.0001061	$0.0000852	$0.0000611	$0.0000331
Dilution per share to public investors	($0.0008755)	($0.008939)	($0.0009148)	($0.0009389)	($0.0009669)

Even, if all shares of the offering are subscribed for, the amount of immediate dilution from the public offering price, which will be absorbed by the subscribers, will almost be  $0.08 per share.

SELLING STOCKHOLDERS

The following section presents information regarding our selling stockholders. The selling stockholders table and the notes thereto describe the selling stockholders and the number of securities being sold. A description of how the selling stockholders acquired the securities being sold in this offering is detailed under in the footnotes to the selling stockholders Table.

We are registering 1,011,143,556 shares owned by and on behalf of the selling stockholders named in this prospectus. We will pay all costs, expenses and fees related to the registration, including all registration and filing fees, printing expenses, fees and disbursements of our counsel, blue sky fees and expenses. We will not offer any shares on behalf of a selling stockholders. The selling stockholders are not required to sell their shares, nor have they indicated to us, as of the date of this prospectus, an intention to sell its shares. The selling stockholders are offering the common stock for their own account. The material relationship between us and the selling stockholders is identified below in the footnotes to the selling stockholders table.

The following table provides as of the date of this prospectus, information regarding the beneficial ownership of our common stock held by the selling stockholders, including, (i) the number of shares of our common stock beneficially owned by each prior to this offering; (ii) the percentage of such shares of the Company's issued and outstanding shares; (iii) the total number of shares of our common stock that are to be offered by the selling stockholders; (iv) the percentage of the issued and outstanding shares being offered;(v) the total number of shares that will be beneficially owned by the selling stockholders upon completion of the offering; and (vi) the percentage owned by each upon completion of the offering. To the best of our knowledge, neither of the selling stockholders is a broker-dealer or affiliate thereof.

The shares below were issued to the selling stockholders pursuant to subscription agreements. The 1,011,143,556 shares were issued under the exemption from the registration requirements of Regulation S of the Securities Act of 1933, as amended, due to the fact that the issuance did not involve a public offering of securities.

Selling Stockholders Table

The selling stockholders named in this prospectus are offering all of their  1,011,143,556 shares of the common stock offered through this prospectus. The following table provides, as of the date of this prospectus, information regarding the beneficial ownership of Panex's common stock held by each of the selling stockholders, including:

1.	the number of shares owned by each before the offering;
2.	the total number of shares that are to be offered for each;
3.	the total number of shares that will be owned by each upon completion of the offering; and
4.	the percentage owned by each upon completion of the offering.

Name of Selling Stockholder	Shares Owned Before the Offering	Total Number of Shares to be Offered for the Stockholder's Account	Date Shareholder	Total Shares Owned After the Offering	Percentage of Shares owned After the Offering
Samba Minerals Ltd.	225,000,000	225,000,000	July 28, 2014	Nil	Nil
Patane Ltd.	110,000,000	110,000,000	November 15, 2013	Nil	Nil
Orca Capital GmbH	100,000,000	100,000,000	July 28, 2014	Nil	Nil
Lars Michael Pearl	50,000,000	50,000,000	July 28, 2014	Nil	Nil
Simon Meier	41,000,000	41,000,000	July 28, 2014	Nil	Nil
Ross Doyle	40,000,000	40,000,000	July 28, 2014	Nil	Nil
David Brouze	30,000,000	30,000,000	August 26, 2014	Nil	Nil
Kevin Peter Thomson	30,000,000	30,000,000	July 28, 2014	Nil	Nil
Corporate Consultants Pty Ltd	25,000,000	25,000,000	November 15, 2013	Nil	Nil
EMC Investments, Ltd.	25,000,000	25,000,000	July 28, 2014	Nil	Nil
Mark Gasson	25,000,000	25,000,000	July 28, 2014	Nil	Nil
Juerg Walker	25,000,000	25,000,000	July 28, 2014	Nil	Nil
Andreas Reitmeier	20,000,000	20,000,000	July 28, 2014	Nil	Nil
Georg H. Schnura	20,000,000	20,000,000	December 18, 2013	Nil	Nil
Ursula S. Ulrich	20,000,000	20,000,000	July 28, 2014	Nil	Nil
Michel Muhiya Faliala	15,000,000	15,000,000	April 15, 2013	Nil	Nil
Bedorf Wolfgang	12,500,000	12,500,000	July 28, 2014	Nil	Nil
Axino Capital, AG	10,000,000	10,000,000	July 28, 2014	Nil	Nil
St. Barnabas Investments Pty, Ltd. The Melvista Family A/C	10,000,000	10,000,000	July 28, 2014	Nil	Nil
Thomas Brunzel	10,000,000	10,000,000	July 28, 2014	Nil	Nil
Robert Chanson	10,000,000	10,000,000	July 28, 2014	Nil	Nil
Andrew Robert Dinning	10,000,000	10,000,000	July 28, 2014	Nil	Nil
Karsten Feit	8,000,000	8,000,000	May 13, 2014	Nil	Nil
Mbaya Bamwanya Didier	7,500,000	7,500,000	July 28, 2014	Nil	Nil
Mbaya Bamwanya Didier	7,500,000	7,500,000	July 28, 2014	Nil	Nil
Mbaya Kapinga Laurence	7,500,000	7,500,000	July 28, 2014	Nil	Nil
Guy Loando Myboyo	7,500,000	7,500,000	July 28, 2014	Nil	Nil
Victor Dario	7,000,000	7,000,000	July 28, 2014	Nil	Nil
Max Sonderegger	7,000,000	7,000,000	December 18, 2013	Nil	Nil
Simon Meier	5,600,000	5,600,000	December 18, 2013	Nil	Nil
Mbuyu Muhiya Agnes	5,000,000	5,000,000	May 13, 2014	Nil	Nil
Patrick Kalala Mbaya and Erika Mbaya	5,000,000	5,000,000	May 13, 2014	Nil	Nil
Timothy Charles Milling	5,000,000	5,000,000	July 28, 2014	Nil	Nil
Malgorzata Helena Nowak	5,000,000	5,000,000	May 13, 2014	Nil	Nil
Fritz Zollmer	5,000,000	5,000,000	July 28, 2014	Nil	Nil
Weston Compagnie de Finance Et d'Investissement S.A.	4,375,000	4,375,000	December 18, 2013	Nil	Nil
Victor Dario	4,200,000	4,200,000	December 18, 2013	Nil	Nil
Werte AG	4,000,000	4,000,000	June 20, 2012	Nil	Nil
Werner Ulrich	3,500,000	3,500,000	December 18, 2013	Nil	Nil
Victor Dario	3,250,000	3,250,000	June 19, 2009	Nil	Nil
Carrington International Ltd	3,000,000	3,000,000	October 21, 2009	Nil	Nil

Helmut Kunne	3,000,000	3,000,000	May 13, 2014	Nil	Nil
Mbaya Bamwanya Pierre	3,000,000	3,000,000	May 13, 2014	Nil	Nil
Grant Stoelwinder	3,000,000	3,000,000	May 13, 2014	Nil	Nil
Andre Marcel Kazadi Mbaya	2,600,000	2,600,000	May 13, 2014	Nil	Nil
Lars Michael Pearl	2,500,000	2,500,000	June 20, 2012	Nil	Nil
Georg Schnura	2,196,718	2,196,718	June 20, 2012	Nil	Nil
Friedrich Staudt	2,000,000	2,000,000	May 13, 2014	Nil	Nil
Ursula S. Ulrich	2,000,000	2,000,000	July 28, 2014	Nil	Nil
Fritz Zollmer	2,000,000	2,000,000	May 13, 2014	Nil	Nil
Ross Doyle	1,977,553	1,977,553	June 20, 2012	Nil	Nil
Robert Chanson	1,750,000	1,750,000	December 18, 2013	Nil	Nil
Markus wehrmuller	1,400,000	1,400,000	December 18, 2013	Nil	Nil
Markus wehrmuller	1,400,000	1,400,000	December 18, 2013	Nil	Nil
Affaires Financieres S.A.	1,250,000	1,250,000	November 16, 2006	Nil	Nil
Sonrie Properties Inc.	1,250,000	1,250,000	February 14, 2007	Nil	Nil
Michel Muhiya Faliala	1,100,000	1,100,000	July 28, 2014	Nil	Nil
Victor Dario	1,000,000	1,000,000	June 20, 2012	Nil	Nil
ISI Nominees Limited	1,000,000	1,000,000	January 31, 2007	Nil	Nil
Karin Zoellmer	1,000,000	1,000,000	January 12, 2010	Nil	Nil
L'Avenir Finanz AG	875,000	875,000	December 18, 2013	Nil	Nil
Karel Matyska,	875,000	875,000	December 18, 2013	Nil	Nil
Reinhard Alsleben	800,000	800,000	May 13, 2014	Nil	Nil
Oliver Vogler	800,000	800,000	May 13, 2014	Nil	Nil
Orca Trading GmbH	714,285	714,285	September 7, 2010	Nil	Nil
Rahn & Bodmer	625,000	625,000	November 20, 2006	Nil	Nil
Banque Pasche S.A.	500,000	500,000	June 16, 2008	Nil	Nil
Carrington International Ltd	500,000	500,000	January 31, 2007	Nil	Nil
Rodney Paul Davies	350,000	350,000	October 21, 2009	Nil	Nil
Geld Art AG	200,000	200,000	December 8, 2006	Nil	Nil
Eugen Weinberg	200,000	200,000	December 8, 2006	Nil	Nil
Eckhard Wucherer	200,000	200,000	December 8, 2006	Nil	Nil
Helmut Kuenne	100,000	100,000	June 19, 2009	Nil	Nil
Daniel Reetz	100,000	100,000	May 13, 2014	Nil	Nil
WTH Beteiligungsgesellschaft MBH	80,000	80,000	December 8, 2006	Nil	Nil
Victor Dario	50,000	50,000	March 6, 2007	Nil	Nil
Victor Dario	50,000	50,000	March 6, 2007	Nil	Nil
Kurt Monhart	50,000	50,000	December 8, 2006	Nil	Nil
Daniel Muhlemann	50,000	50,000	December 8, 2006	Nil	Nil
Marcel Ewald	40,000	40,000	December 8, 2006	Nil	Nil
Edmond Chanson	30,000	30,000	December 19, 2011	Nil	Nil
Mark Calderwood ATF Mark Calderwood Family Trust	30,000	30,000	January 2, 2007	Nil	Nil
P.G. & S.M. LLOYD (The LLOYD Superannuation Fund A	25,000	25,000	January 2, 2007	Nil	Nil
Robert Chanson	20,000	20,000	December 8, 2006	Nil	Nil
KBL European Private Bankers SA	20,000	20,000	December 19, 2011	Nil	Nil
Marc Aerni	10,000	10,000	October 21, 2013	Nil	Nil
TOTAL:	1,011,143,556	1,011,143,556		0	0

To the best of Panex's knowledge and belief, (a) all of the shares of common stock are beneficially owned by the registered stockholders; (b) none of the selling stockholders has held any position or office with Panex, except as specified in the above table, (c) none of the selling stockholders had or have any material relationship with Panex; (d) the registered stockholders each have the sole voting and dispositive power over their shares; (e) there are no voting trusts or pooling arrangements in existence; (f) no group has been formed for the purpose of acquiring, voting or disposing of the security; (g) none of the selling stockholders are broker-dealers or affiliates of a broker-dealer; and (h) all of the selling stockholders acquired their shares in a non-public offering that satisfied the provisions of Regulations S. Each of these selling stockholders also agreed, as set out in their respective subscription agreements and as evidenced by the legend on their respective share certificates, that they would not, within one year after the original issuance of those shares, resell or otherwise transfer those shares except pursuant to an effective registration statement, or outside the United States in an offshore transaction in compliance with Rule 904, or pursuant to any other exemption from registration pursuant to the Securities Act, if available.

We will not receive any proceeds from the sale of common stock by selling shareholders. The selling shareholders are deemed underwriters within the meaning of the Securities Act of 1933, as amended. Accordingly the offering period of shares being sold by selling shareholders is 270 days from the date of effectiveness and the offering price by the selling shareholders is 270 days. At the end of 270 days, selling shareholders will no longer be able to sell shares of common stock pursuant to this registration statement. The offering price of shares being sold by selling shareholders is fixed at $0.001 per share during the effective period of this registration statement.

PLAN OF DISTRIBUTION

This Offering relates to the sale of up to 500,000,000 Shares at the estimated offering price of $0.001 per share in a "best-efforts" direct public offering, without any involvement of underwriters. The Shares will be offered and sold by our officers, directors and/or employees. None of these persons will receive a sales commission or any other form of compensation for this offering. In connection with their efforts, our officers, directors and employees will rely on the safe harbor provisions of Rule 3a4-1 of the Securities Exchange Act of 1934. Generally speaking, Rule 3a4-1 provides an exemption from the broker/dealer registration requirements of the Securities Exchange Act of 1934 for persons associated with an issuer provided that they meet certain requirements. No one has made any commitment to purchase any or all of the Shares being offered. Rather, our directors, officers, and/or employees will use their best efforts to find purchasers for the Shares. We are not required to sell any minimum number of Shares in this offering. Funds received from investors will not be placed in an escrow, trust or similar account. Instead, all cleared funds will be immediately available to us following their deposit into our bank account, and there will be no refunds once a subscription for Shares are accepted. We cannot predict how many Shares, if any, will be sold.

We will bear any expenses of this offering, which we estimate to be $46,000.

We also may retain an underwriter to assist us or to supplant our selling efforts in the offering. At this time we do not have any binding commitments, agreements, or understandings with any potential underwriter. If we elect to utilize an underwriter, we will amend this Prospectus. We have prepared this prospectus as if we are not using an underwriter to assist us with this offering. To the extent that we are able to sell the Shares directly through our officers, directors, and employees, the net proceeds received from this offering will be correspondingly higher than if we engage an underwriter.

This offering will terminate no later than 270 days after the effective date of this prospectus, unless the offering is fully subscribed before that date or we decide to close the offering prior to that date. In either event, the offering may be closed without further notice to you.   However, the offering will remain open at least six months from the effective of the registration statement for the benefit of selling stockholder.   All costs associated with the registration will be borne by us.

We have not authorized any person to give any information or to make any representations in connection with this offering other than those contained in this prospectus and if given or made, that information or representation must not be relied on as having been authorized by us. This prospectus is not an offer to sell or a solicitation of an offer to buy any of the securities to any person in any jurisdiction in which that offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale hereunder shall under any circumstances, create any implication that the information in this prospectus is correct as of any date later than the date of this prospectus. Purchasers of share either in this offering or in any subsequent trading market that may develop must be residents of states in which the securities are registered or exempt from registration. Some of the exemptions are self-executing, that is to say that there are no notice or filing requirements, and compliance with the conditions of the exemption renders the exemption applicable.

Prior to the date of this prospectus, there has been only an extremely limited trading market for our Common Stock. Our shares of Common Stock are quoted for trading on the OTC Pink Sheet Market. The last trade of our Common Stock as reported by www.finance.yahoo.com as of the most recent practicable date was on January 20, 2015 at an average price of $0.001. Since only limited trading in our Common Stock has occurred, investors should not view any reported sales price as an indication of what the fair market value of the Shares are or the price at which Shares may be resold. Until a more active and steady trading market develops for our Common Stock, the price at which shares of our Common Stock trades at may fluctuate significantly. Prices for our Common Stock will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our shares, developments affecting our businesses generally, including the impact of the factors referred to in "RISK FACTORS" above, investor perception of the Company, and general economic and market conditions. No assurances can be given that an orderly or liquid market will ever develop for our shares or that an investor will be able to resell the Shares purchased in this Offering.

Shares of Common Stock sold in this Offering will be freely transferable, except for shares of our Common Stock received by persons who may be deemed to be "affiliates" of the Company under the Securities Act. Persons who may be deemed to be affiliates of the Company generally include individuals or entities that control, are controlled by or are under common control with us, and may include our senior officers and directors, as well as principal stockholders. Persons who are affiliates will be permitted to sell their shares of Common Stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by Section 4(a)(1) of the Securities Act or Rule 144 adopted under the Securities Act.

We will not receive any proceeds from the sale of common stock by selling shareholders. The selling shareholders are deemed underwriters within the meaning of the Securities Act of 1933, as amended. Accordingly the offering period of shares being sold by selling shareholders is 270 days from the date of effectiveness and the offering price by the selling shareholders is 270 days. At the end of 270 days, selling shareholders will no longer be able to sell shares of common stock pursuant to this registration statement. The offering price of shares being sold by selling shareholders is fixed at $0.001 per share during the effective period of this registration statement.

Penny Stock Regulation

Our common stock is considered a "penny stock" as defined by Section 3(a)(51) and Rule 3a51-1(g) under the Securities Exchange Act of 1934 because we do not have:

•	Net tangible assets (i.e., total assets less intangible assets and liabilities) in excess of $2,000,000, and
•	Average revenue of at least $6,000,000 for the last three years.

For any transaction involving a penny stock, unless exempt, the penny stock rules require that a broker or dealer approve a person's account for transactions in penny stocks and the broker or dealer receive from the investor a written agreement to the transaction setting forth the identity and quantity of the penny stock to be purchased.

In order to approve a person's account for transactions in penny stocks, the broker or dealer must obtain financial information and investment experience and objectives of the person and make a reasonable determination that the transactions in penny stocks are suitable for that person and that person has sufficient knowledge and experience in financial matters to be capable of evaluating the risks of transactions in penny stocks.

The broker or dealer must also deliver, prior to any transaction in a penny stock, a disclosure schedule prepared by the SEC relating to the penny stock market, which, in highlight form, sets forth the basis on which the broker or dealer made the suitability determination, and that the broker or dealer received a signed, written agreement from the investor prior to the transaction.

Disclosure also has to be made about the risks of investing in penny stock in both public offerings and in secondary trading and commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and the rights and remedies available to an investor in cases of fraud in penny stock transactions. Finally, monthly statements have to be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The above-referenced requirements may create a lack of liquidity, making trading difficult or impossible, and accordingly, shareholders may find it difficult to dispose of our shares.

Procedures for Subscribing to Shares Offered by the Company

If you decide to subscribe for any shares in this offering, you must

1.	complete, sign and deliver a subscription agreement in the form attached as Exhibit 99.1, and
2.	deliver a check or certified funds to "Panex Resources Inc." for acceptance or rejection.

All checks for subscriptions must be made payable to "Panex Resources Inc.".

Panex has the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by Panex to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after Panex receives them by contacting the subscriber via telephone. If Panex receives an offer on a Friday, Panex will confirm its acceptance or rejection of the subscription by telephone over the weekend to comply with the 48 hours commitment. Within 10 days of accepting a subscription Panex will deliver via courier to the subscriber a copy of the accepted and signed subscription agreement and a share certificate representing the shares subscribed for.

Shares Offered by the Selling Stockholders

1,011,143,556 shares of common stock are included in this prospectus as being offered by the selling stockholders. The offering will be kept open for at least six months to allow the selling stockholders to sell their shares pursuant to this registration statement and prospectus.

The Company will pay the expenses of the registration of the selling stockholder's shares.

We will not receive any proceeds from the sale of common stock by selling shareholders. The selling shareholders are deemed underwriters within the meaning of the Securities Act of 1933, as amended. Accordingly the offering period of shares being sold by selling shareholders is 270 days from the date of effectiveness and the offering price by the selling shareholders is 270 days. At the end of 270 days, selling shareholders will no longer be able to sell shares of common stock pursuant to this registration statement. The offering price of shares being sold by selling shareholders is fixed at $0.001 per share during the effective period of this registration statement.

Penny Stock Rules

The Securities Exchange Commission has also adopted rules that regulate broker-dealer practices in connection with transactions in penny stocks. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system).

The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from those rules, deliver a standardized risk disclosure document prepared by the commission, which:

•	contains a description of the nature and level of risk in the market for penny stocks in both public offerings and secondary trading;
•	contains a description of the broker's or dealer's duties to the customer and of the rights and remedies available to the customer with respect to a violation of such duties;
•	contains a brief, clear, narrative description of a dealer market, including "bid" and "ask" prices for penny stocks and the significance of the spread between the bid and ask price;
•	contains a toll-free telephone number for inquiries on disciplinary actions;
•	defines significant terms in the disclosure document or in the conduct of trading penny stocks; and
•	contains such other information and is in such form (including language, type, size, and format) as the Commission shall require by rule or regulation;

The broker-dealer also must provide, prior to proceeding with any transaction in a penny stock, the customer:

1.	with bid and offer quotations for the penny stock;

2.	details of the compensation of the broker-dealer and its salesperson in the transaction;

3.	the number of shares to which such bid and ask prices apply, or other comparable information relating to the depth and liquidity of the market for such stock; and

4.	monthly account statements showing the market value of each penny stock held in the customer's account.

In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from those rules; the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written acknowledgment of the receipt of a risk disclosure statement, a written agreement to transactions involving penny stocks, and a signed and dated copy of a written suitability statement. These disclosure requirements will have the effect of reducing the trading activity in the secondary market for Panex's stock because it will be subject to these penny stock rules. Therefore, stockholders may have difficulty selling those securities.

Regulation M

During such time as Panex may be engaged in a distribution of any of the shares Panex is registering by this registration statement, Panex is required to comply with Regulation M. In general, Regulation M precludes any selling security holder, any affiliated purchasers, and any broker-dealer or other person who participates in a distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase, any security which is the subject of the distribution until the entire distribution is complete. Regulation M defines a "distribution" as an offering of securities that is distinguished from ordinary trading activities by the magnitude of the offering and the presence of special selling efforts and selling methods. Regulation M also defines a "distribution participant" as an underwriter, prospective underwriter, broker, dealer, or other person who has agreed to participate or who is participating in a distribution.

Regulation M under the Exchange Act prohibits, with certain exceptions, participants in a distribution from bidding for or purchasing, for an account in which the participant has a beneficial interest, any of the securities that are the subject of the distribution. Regulation M also governs bids and purchases made in order to stabilize the price of a security in connection with a distribution of the security. Panex has informed the selling stockholders that the anti-manipulation provisions of Regulation M may apply to the sales of their shares offered by this prospectus, and Panex has also advised the selling stockholders of the requirements for delivery of this prospectus in connection with any sales of the common stock offered by this prospectus.

It is strongly recommended that selling stockholders and distribution participants consult with their own legal counsel to ensure compliance with Regulation M.

INTERESTS OF NAMED EXPERTS AND COUNSEL

Experts

The audited financial statements of Panex Resources Inc. included herein and elsewhere in this prospectus, have been audited by GHP Horwath, P.C., an independent registered public accounting firm, for the periods and to the extent set forth in their report (which includes an explanatory paragraph relating to the Company's ability to continue as a going concern), appearing herein and elsewhere in the Registration Statement. Such financial statements have been so included in reliance upon the report of such firm given upon the firm's authority as an expert in auditing and accounting.

Counsel

The legality of the shares being offered by the Company and selling shareholders was passed upon by The Law Office of Conrad C. Lysiak, P.S., 601 West First Avenue, Suite 903, Spokane, Washington 99201.  Telephone (509) 624-1475.

DESCRIPTION OF BUSINESS

General

Panex Resources Inc. ("We", the "Company" or "Panex") is a Nevada corporation that was incorporated on May 28, 2004. On September 27, 2010, Panex changed its name from "De Beira Goldfields Inc." to "Panex Resources Inc." We are an exploration stage corporation. An exploration stage corporation is one engaged in the search from mineral deposits or reserves which are not in either the development or production stage. We intend to conduct exploration activities on one property.

The Property

In May 2015, Mark R Gasson, our sole officer and director, entered into an oral agreement with Lazarus Resources Pty Ltd, an unrelated third party, to secure the rights to an exploration licence in the Kimberley Goldfields of northern Western Australia, some 85km south west of the town of Halls Creek, Kimberly, W.A., Australia, in exchange for AUD$3,000 and 10 million Panex shares. This represents the total cost of the property, excluding an amount to be assessed by the government stamps office that should not exceed AUD$1,000. Mr. Ferguson, through his consultancy company, Ridgeback Holdings Pty Ltd, was paid an additional US$2000.00 to collate all data, complete all necessary reporting, manage the transition of all files and finalize the agreement with Lazarus Resources Pty Ltd. In addition to an amount of approximately AUD$1,200 for incorporation of a local subsidiary, these are the only services we have paid to Lazarus and Ridgeback to date in relation to the Crackerjack Project. The transaction with Lazarus was arm's length. Mr. Ferguson was hired because we believed he was knowledgeable about mining claims in Western Australia and we are not. Mr. Ferguson has been engaged in the mineral resources sector for the past 30 years. He is a registered Fellow of the Australian Institute of Mining and Metallurgy and a Member of the Australian Institute for Geology. Mr. Ferguson holds a Bachelor of Science degree in geology from the University of Tasmania, Australia (CODES)

The sale agreement was executed between Panex Resources Corp, Panex Resources Australia Pty Ltd, a company incorporated solely to hold the assets and Lazarus Resources Pty Ltd. The property title was assessed for stamp duty by the Government of WA and transfer of title name into Panex Resources Australia Pty Ltd will occur during the month of December 2015.  Under Australian law, the licence must be held by a Western Australia entity.  It may not be held by us because we are a Nevada corporation.   In order to comply with the laws of Western Australia, any locally incorporated company must have a local Director. Mr. Ferguson has agreed to act in this capacity and to take direction from Mark Gasson, our president.

All Western Australian mineral rights are owned by either, the federal or state governments. Surface rights can be awarded to other non-related person or entities.  Title to Western Australian mineral rights may only be held by Australian citizens or the in the case of corporations, title must be held in the name of a Western Australian corporation.  For the foregoing reason, title the licence is held by our wholly owned subsidiary corporation,

The property is unencumbered and there are no competitive conditions that affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have performed two days of data base review and research on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

We selected the property at the suggestion of Mr. Ferguson. Mr. Ferguson has advised us that gold was discovered and historically mined within the licence area. Mr. Ferguson considers the full potential of the property for gold mineralization not fully tested. We have relied on Mr. Fergusons' assessment of the licence area. Our sole officer/director has not visited the property.

Mineral Rights

The property is comprised of a single granted Exploration licence known as the Crackerjack Project as follows:

Licence	Granted	Expiring	Min Expenditure	Rents	Rates
E80/4675	17/06/2015	16/06/2018	$10,000	$293.70	$275.00

Location and Access

The Crackerjack Gold Project consists of a single granted exploration licence (EL80/4675) and is located 85km to the south west of Halls Creek, Kimberley Goldfield, Western Australia.  Access to the project area from Halls Creek is via the Great Northern Highway, 50km south west, thence via the Old Ballara Road 40km south and thence via station tracks a further 8km south to the project area directly to the east of Willy Willy Well.

History of Previous Work

The area around the property has been explored extensively since the 1890s with several small gold workings being developed at various stages of the areas historical exploration. The property has no history of previous recent exploration. There is no evidence of modern mining on the property and there is no plant or equipment located on the property. There are no material engineering or geological reports concerning the property, other than governmental regional geological reports and previous license holders reports, which are known or available to us. There is no power source on the property.

Current state of exploration

In order to maintain the licence in good standing with the government we have completed two days of data review and assessment in September and October, 2015. This preparatory work was necessary to assist with planning of a future program of works to explore and assess the licence's potential for gold mineralization. A staged exploration program has been developed in addition to a budget for the expected works. The budget is outlined below.

Physiography

The Kimberley region extends from the dry red sand dunes of the Great Sandy Desert in the south through rugged sandstone escarpments of the sub humid Kimberley Plateau and Timor Sea in the north. It extends east to the Northern Territory border. Covering some 423,500 square kilometres it is nearly twice the size of the State of Victoria and three times the size of England.

Most of the Kimberley region encompassing the Crackerjack license area is a plateau up to 2,600 feet high, called the Kimberley Plateau, while to the east, in the Northern Territory, there is a similar but lower plateau, the Victoria River Plateau. The Crackerjack license area lays within the wide belt of rough mountainous country between the two.

Almost all of the East Kimberley region is drained by rivers flowing north- wards to Cambridge Gulf, but there are two notable exceptions, Sturt Creek in the extreme southeastern corner, which drains south and disappears into the Canning Desert; and the headwaters of the Fitzroy River in the southwest, which flow westwards to King Sound.

Of the northerly draining rivers, the Ord River, which is by far the largest, drains about 9,000 square kilometres of the East Kimberley region. It is almost dry in the winter months but has an enormous flow at times in the wet season. In its middle and lower reaches, it flows through gently rolling country, and is incised as much as 33m below plain level, but before reaching Cambridge Gulf to the north, it breaks through the Carr Boyd Range in a series of deep gorges, and it is in one of these that the Ord River Dam was built to impound water to irrigate alluvial flats to the north.

The eastern tributaries of the Ord River, with the exception of the Negri River, are short, and much smaller than the western tributaries. They rise in the northerly-trending belt of rugged country near the middle of the map area, and flow eastwards along tortuous courses before joining the main river.

The Kimberley Plateau is the dominant physiographic feature of the whole region, but only its margins fall within the East Kimberley region. The plateau is over 30,000 square kilometres in area, and has an elevation of 300 to 800 metres. It consists of flat sandstone benches many kilometres wide, bounded by scarps up to 80 metres high, and over the whole region the bedrock crops out extensively; vegetation is sparse and consists of spinifex, small pockets of grass, and scattered stunted gum trees.

The marginal ranges in the East Kimberly region are the Durack and Mueller Ranges on the west, and the King Leopold Range on the southeast. In the marginal ranges the beds dip more steeply than on the plateau, and the country consists of bold strike ridges of resistant sandstone standing up to 300 metres above the intervening narrow valleys. Many of the valleys are flat-floored and provide good travel for vehicles, but there are very few passes across the ridges.

The ridges are rocky and have a sparse cover of spinifex and small trees, but the valleys support reasonably good pastures and the watercourses are marked by stands of larger trees. Perennial spring-fed streams are common, and there are many permanent and semi-permanent waterholes where streams have cut through the sandstone ridges in deep gorges.

The western side of the belt consists mainly of igneous and metamorphic rocks which have an open-textured drainage moulding low, rounded, boulder- strewn hills and subdued strike ridges. The area ranges from 300 to 650 metres high, and has a maximum relief of about 175 metres. Broad smooth whalebacks of granite interspersed with narrow sandy flats are common, but many of the ridges are mantled with huge boulders.

The easternmost part of the map area has a low relief and there are many kilometres of rolling, and in places treeless, plains that extend northwards for 200 kilometres to Argyle Downs station. They are drained by the Ord River and are about 250 feet above sea level in the north, rising gradually to 750 feet in the south. In their natural state the plains are clothed in a heavy growth of native grasses, and provide much of the best grazing in the region. However, grazing and fires have removed most of the protective grasses, and seasonal torrential rains and strong winds have swept vast areas clear of soil and vegetation. Resultant sediment loads

Part of the eastern plains is underlain by flat lying volcanic rocks; this country is more rugged and consists of boulder-strewn hills up to 300 feet high. The drainage is dense, the valley walls are steep and generally broken by structural benches, and travel by vehicle is arduous. South of the Osmond Range mesas and buttes of resistant sandstone rise 60 to 200 metres above the plains.

Climate

The Kimberley has a tropical monsoon climate. The region receives about 90% of its rainfall during the short wet season, from November to April, when cyclones are common (especially around the coastal town of Broome) and the rivers flood. The annual rainfall is highest in the northwest, where Kalumburu and the Mitchell Plateau average 1,270 millimeters (50 in) per year, and lowest in the southeast where it is around 520 millimeters (20 in).

In the dry season, from May to October, south easterly breezes bring sunny days and cool nights. Climate change since 1967 has led to large increases of as much as 250 millimeters (10 in) per year in annual rainfall over the whole region.

The Kimberley is one of the hottest parts of Australia, with the average annual mean temperature around 27 °C (81 °F), and with mean maximum temperatures almost always above 30 °C (86 °F), even in July.

The hottest part of the year is November before the rains break, when temperatures frequently reach above 37 °C (99 °F) on the coast and well over 40 °C (104 °F) inland. Mean minimum temperatures in July range from around 12 °C (54 °F) in the south to 16 °C (61 °F) along the coast, whilst in November and December they are generally around 26 °C (79 °F).[11]

Record high temperatures range from around 47 °C (117 °F) to 48 °C (118 °F), while record lows are around 2 °C (36 °F) to 3 °C (37 °F), although some parts of the central Kimberly plateau can drop below 0 °C (32 °F) during the dry season.

Vegetation

Most of the area is rocky or has only a thin cover of soil, and the main ground cover is spinifex, which occurs as tussocks from a few inches to 2 metres high. Each blade of spinifex is armed with a sharp siliceous point, and walking through even low tussocks can be a painful experience unless protective leggings are worn.

The trees in this country are characteristically very sparse and stunted, and large areas almost devoid of trees are not uncommon. Watercourses generally support denser stands or larger trees, and in places there are spectacular specimens of the baobab or bottle tree. Where the rivers have cut deep gorges, small areas of dense tropical forest grow in the bottom on continually moist soil: a large variety of plants occur here, including pandanus and other types of palms.

The eastern part of the area is characterized by open plains clothed in Mitchell and Flinders grasses. Much of this country is almost treeless, but there are also large areas of savannah in which bauhinia and rosewood occur together with eucalyptus gum trees.

Property geology

The project area lies within the Halls Creek Mobile Belt, which is a major deformation, multiple fault zone bounding the eastern edge of the Kimberley Craton.  The mobile zone contains rocks of Lower Proterozoic age that have been called the halls creek group.

The Halls Creek group consists of a series of sandstones, shales, greywacke, siltstones, dolomites, turbidites, arkoses and cherts/jaspilites.  A number of mafic/ultramafic sills, granites and a complex series of alkaline rocks such as carbonatites, lamproites and anorthosites have intruded these sedimentary sequences.  Proximity to granitic plutons has caused contact metamorphism but in most other areas metamorphic grades are low.

The mobile zone has been subjected to extremes of faulting, folding and shearing probably due to the collision of the embryonic Kimberley craton with a largely unexposed plate to the south centred at Billiluna.  The faulting within the Halls Creek Group has been extensive with major dislocations within the Halls Creek Fault complex commencing in the Archean and continuing late into the Phanerozoic.  The mobile zone has been exposed by weathering, which has nearly removed all of the overlying Upper Proterozoic- Cambrian sediments.  The important formations in the prospect area are the Biscay and Olympio Formations.

The older Biscay Formation is comprised of a sequence of mafic volcanic with interbedded lithic sandstones, siltstones and shales.  The lithic Fragments in the lower part of the sequence are commonly mafic volcanic in origin, those higher in the sequence being quartz rich and commonly containing fragmentary felsic volcanics.  The formation is intruded by granitic plutons and pegmatite dated at 1910Ma.  These occur in the lower part of the sequence at what appears to be a well-defined stratigraphic interval marked by a distinctive radiometric anomaly.  This part of the Biscay Formation could be the parent rock for the magma forming the felsic volcanics occurring close to the boundary of the Biscay and overlying Olympio Formations.

The Olympio Formation consists of epiclastic felsic volcanic rocks showing turbiditic depositional fabrics in the lowermost portion and in a 15km strip from Mt Dockrell to Mt Carmel outcropping peralkaline andesites, dacites, rhyolites and lavas.  This zone of volcanics may be correlated with a stratigraphy hosting gold mineralisation in the East Kimberley in the deposits around Halls Creek confined to the narrow zone along the boundary of the Biscay and Olympio Formations.  Shale is a common host rock but some deposits occur hosted in volcanic rocks and dolerite dykes.

Our proposed exploration program

We are prospecting for gold. Our target is vein hosted mineralized material. Our success depends upon finding mineralized material of sufficient quantity and tenor to warrant economic assessment and possible development. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the finances to do it or because it is not economically feasible to do it, we will cease operations and you will possibly lose your investment.

In addition, we may not have sufficient money to complete our exploration of our property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our property and if any minerals which are found can be economically extracted and profitably processed.

Our property is undeveloped raw land with some late turnoff the century small mine development. Detailed exploration and surveying as per stage two of the planned program, has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined utlising modern methods. The only event that has occurred is the pegging of the property by Lazarus, a desk top study of the property and some reporting. The cost of pegging the license was included in the $3000 we paid to Lazarus. Before gold retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material. Our exploration program is designed to economically explore and evaluate our property.

We do not claim to have any minerals or reserves whatsoever at this time on any of our property.

We intend to implement a staged exploration program which consists of aeromagnetic interpretation, soils sampling and mapping, possible trenching and then drilling by either Rotary air blast or air core drilling followed by Reverse Circulation drilling. All physical samples collected from the various stages and methods of exploration will be submitted to a commercial laboratory for precious and base metal determinations.  The samples will be tested to determine if mineralized material is located on the property. Based upon the laboratory results of the samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing.

We estimate our exploration costs to be as follows:

Exploration Program

Item Description	USD
Analytical assays	10,000
Sample dispatch and transport fees	1,500
Casuals wages	10,000
Accommodation	4,200
Vehicle Hire	5,000
Fuel Costs	1,200
Geological Consultants	15,000
Subsistence & Field Equipment	7,500
Field equipment and consumables	5,000
RAB drilling 5,000m	125,000
Telecommunications	500
Flights and Travel	1,500
Stationery and general consumption items	500
Soil Sampling Team	10,000
Total	196,900

The breakdown of estimated times and dollars was made by Mr. Ferguson in consultation with Mr. Gasson. Stage two exploration will only be undertaken on the success of Stage one exploration results.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the resources and reserves ourselves.

If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have secured an undeveloped license and we intend to explore for mineralized material. We may or may not find any mineralized material but it is impossible to predict the likelihood of success and such an event.

We do not have any plan to take the Company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation as yet without a defined project of significance.

We anticipate starting exploration operation within 90 days of the completion of this offering weather permitting.

Competitive factors

The gold mining industry is fragmented. We compete with other exploration companies looking for gold. We are one of the smaller exploration companies in existence. We are an infinitely small participant in the gold mining market. While we compete with other exploration companies, there is no competition for the exploration or removal or mineral from our property as the rights are solely and exclusively ours under license. Readily available gold markets exist around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the Mining Act 1978 (Western Australia, hereinafter "WA"). This act sets forth rules for the holding and exploration of mineral licenses within the state of Western Australia, Australia.

Exploration and mining titles in Western Australia are granted in accordance with the Mining Act 1978 (WA). The Department of Mines and Petroleum (DMP) administers this Act.

Mineral exploration and mining activities are administered under the Act for onshore areas. There are a number of types of tenement, including prospecting licenses, exploration, retention and miscellaneous licenses, and mining and general purpose leases.

Section 67(1) of the Mining Act gives the holder of an exploration tenement an automatic right to apply for, and have granted, a mining lease, or mining leases, within the area of that exploration tenement.

Exploration involves searching a large area, generally with minimal or limited ground disturbance. Exploration titles are therefore generally granted over large areas that are reduced in size over time as the exploration process progresses and the more prospective ground has been identified. It is intended that the holder of an exploration title applies for a mining lease when the exploration stage has reached a level of maturity; the ground remains prospective; and, ideally, a resource has been discovered and is able to be developed commercially.

Environmental law

The Department of Mines and Petroleum (DMP) promotes best environmental management practices by delivering environmental regulatory and policy services to maximise the responsible development of the State's mineral and petroleum resources.

The DMP Environment Division (ED) assesses mineral, petroleum and geothermal exploration and development applications made within Western Australia. It has a responsibility to assess, audit and inspect mineral, petroleum and geothermal activities to ensure their operation is consistent with the principles of responsible and ecologically sustainable exploration and development. ED operates a Quality Management System (QMS) which complies with the requirements of ISO 9001:2008.

Environmental approvals are granted in accordance with the Mining Act 1978 (WA).

Clearing permits are granted under delegation from the Department of Environment Regulation in accordance with the provisions of the Environmental Protection Act 1986 and the Environmental Protection (Clearing of Native Vegetation) Regulations 2004.

When a mining company or prospector wants to explore for minerals in Western Australia, they are required by the Mining Act 1978 to submit a Programme of Work (PoW) application to the Department of Mines and Petroleum (DMP). Programme of Work Exploration (PoW-E) applications must be lodged online.

We are responsible to provide a safe working environment, not disrupt archaeological sites, and conduct our activities to prevent unnecessary damage to the property.

We will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. No endangered species will be disturbed. Restoration of the disturbed land will be completed according to law. All holes, pits and shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined at this time.

We are in compliance with the act and will continue to comply with the act in the future. We believe that compliance with the act will not adversely affect our business operations in the future.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations is returning the surface to its previous condition upon abandonment of the property. We cannot speculate on those costs in light of our ongoing plans for exploration.

Native Title Management

Within Western Australia the granting of mining and exploration tenure, including the submission of applications to the future act procedures of the Commonwealth Native Title Act 1993 (NTA) to ensure validity of title, is administered by the State Government.

Native Title negotiations for mineral exploration and mining projects are managed by the department's Tenure and Native Title Branch, with Liaison Officers based in Perth, Kalgoorlie, Broome and Karratha. Panex will be expected to consult with the representative in Broome.

Competition

Panex competes with other mining and exploration companies possessing greater financial resources and technical facilities than Panex in connection with the acquisition of mineral exploration claims and in connection with the recruitment and retention of qualified personnel. Many of Panex's competitors have a very diverse portfolio and have not confined their market to one mineral or property, but explore a wide array of minerals and mineral exploration properties. Some of these competitors have been in business for longer than Panex and may have established more strategic partnerships and relationships than Panex.

Management believes that it will have a competitive advantage over its competitors due to its network of contacts, which will enable it to identify and acquire prospective mineral properties more quickly and efficiently than many of its competitors.

Employees

Initially, we intend to use the services of subcontractors for manual labor exploration work on our properties. Our only technical employee will be Mark Gasson, our sole officer and director.

Employees and employment agreements

At present, we have no employees, other than Mr. Gasson, our sole officer and director, who was compensated for his service. Mr. Lozinski is a part-time employee and will devote about 10% of his time to our operation. Mr. Lozinski does not have an employment agreement with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to Mr. Lozinski. Mr. Lozinski will handle our administrative duties. Because Mr. Lozinski is inexperienced with exploration, he will hire qualified persons to perform the surveying, exploration, and excavating of our property. As of today, we have not looked for or talked to any geologists or engineers who will perform work for us in the future. We do not intend to do so until we complete this offering.

DESCRIPTION OF PROPERTY

Since May 2015, Panex's principal executive office has been located at 13 Allegro, Legato, Durbanville, South Africa. The telephone number at this office is +41 76 753 4401.

LEGAL PROCEEDINGS

Panex has no legal proceedings that have been or are currently being undertaken for or against Panex nor are any contemplated.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Panex's shares of common stock were quoted on the FINRA OTC Bulletin Board under the symbol "DBGF" from March 8, 2006 to December 17, 2007. Since then Panex's shares of common stock have been quoted on the OTC Markets' Pink Sheets under the symbol "DBGF".

The following table gives the high and low bid information for each fiscal quarter Panex's common stock has been quoted for the last two fiscal years and for the year ended August 31, 2015. The bid information was obtained from OTC Markets' Pink Sheets. and reflects inter-dealer prices, without retail mark-up, mark-down or commission, and may not represent actual transactions.

High & Low Bids
Period ended	High	Low
2015
Fourth Quarter Ended – August 31, 2015	$0.01	$0.00
Third Quarter Ended – May 31, 2015	$0.01	$0.00
Second Quarter Ended – February 28, 2015	$0.01	$0.00
First Quarter Ended – November 30, 2014	$0.01	$0.00

2014
Fourth Quarter Ended – August 31, 2014	$0.01	$0.00
Third Quarter Ended – May 31, 2014	$0.02	$0.00
Second Quarter Ended – February 28, 2014	$0.10	$0.00
First Quarter Ended – November 30, 2013	$0.04	$0.00

Holders of Common Stock

Panex has approximately  110 holders of record of Panex's common stock as of November 30, 2015 according to a stockholders' list provided by Panex's transfer agent as of that date.  The number of registered stockholders does not include any estimate by Panex of the number of beneficial owners of common stock held in street name.  The transfer agent for Panex's common stock is Empire Stock

Dividends

There are no restrictions in Panex's Articles of Incorporation or By-Laws that restrict Panex from declaring dividends. The Nevada Revised Statutes, however, do prohibit Panex from declaring dividends where, after giving effect to the distribution of the dividend:

1.	Panex would not be able to pay its debts as they become due in the usual course of business; or

2.
Panex's total assets would be less than the sum of its total liabilities, plus the amount that would be needed to satisfy the rights of stockholders who have preferential rights superior to those receiving the distribution.

Panex has declared no cash dividends on its shares of common stock and is not subject to any restrictions that limit its ability to pay cash dividends on its shares of common stock. Cash dividends are declared at the sole discretion of Panex's Board of Directors.

On March 10, 2006, the Board of Directors declared a stock split effected in the form of a stock dividend on the basis of seven additional shares of common stock being issued for every one share of common stock outstanding. The stock dividend was paid out on March 23, 2006.

On June 5, 2006, the Board of Directors declared a second stock split effected in the form of a stock dividend on the basis of one additional share of common stock being issued for every two shares of common stock outstanding, which was the same effect as a 3:2 forward split. The stock dividend was paid out on June 15, 2006 and was effective June 16, 2006.

Equity Compensation Plans

Panex has no equity compensation program including no stock option plan and none are planned for the foreseeable future.

Registration Rights

Panex has not granted registration rights to the selling stockholders or to any other person.

MANAGEMENT'S DISCUSSION AND ANALYSIS REGARDING PLAN OF OPERATION

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information included in this Prospectus contains forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe future plans, strategies and expectations of the Company, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. These forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that these projections included in these forward-looking statements will come to pass. Actual results of the Company could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, the Company has no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

Panex is an Exploration Stage Company.  Panex's principal business is the acquisition and exploration of mineral resources.  Panex currently has no interest in any mineral resources or properties but is continuing to identify and assess viable mineral properties or mineral projects.

Panex has not generated any revenues from its mineral exploration activities.  From the time of its incorporation in 2004 to early 2008, Panex was actively engaged in the exploration of various mineral projects that were prospective for gold, silver and copper.

Panex intends acquire mineral properties that management believes to be undervalued or that management believes may realize a substantial benefit from being publicly owned.  Panex will continue to identify and assess undervalued mineral properties.  A small number of mineral properties are presently being reviewed.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

The following discussions are based on our financial statements. These charts and discussions summarize our financial statements for fiscal years ended August 31, 2015 and 2014 and should be read in conjunction with the financial statements, and notes thereto, included with this Annual Report.

Summary Comparison of Operating Results
	Years ended August 31
	2015	2014
Total operating expenses	372,802	1,978,789
Total other income (expense)	(131,286)	2,197,614
Net Income (loss)	(504,088)	218,825
Net loss per share	$(0.00)	$(0.00)

Fiscal Year Ended August 31, 2015 Compared to Fiscal Year Ended August 31, 2014.

Our net loss for fiscal year ended August 31, 2015 was ($504,088) compared to a net gain of $218,825 during fiscal year ended June 30, 2014 (an increase of net loss of $722,913). During fiscal years ended August 31, 2015 we generated no revenues  and for 2014, we generated revenues due to the gain on the sale of an investment and revaluation of the investment .

During fiscal year ended August 31, 2015, we incurred operating expenses of $372,802 compared to $1,978,789 incurred during fiscal year ended August 31, 2014 (a decrease of $1,605,987). The main operating expenses incurred during fiscal year ended August 31, 2015 consisted of: (i) Professional fees of $102,910 (2014: $209,325); (ii) General and Administration of $241,640 (2014: $192,407); and (iii) Mineral Property & Exploration Costs of $2,384 (2014: $1,388,295).

Operating expenses incurred during fiscal year ended August 31, 2015 compared to fiscal year ended August 31, 2014 decreased primarily due to a decrease  in exploration costs of $1,385,911 due to much less exploration  activity.

Net loss during fiscal year ended August 31, 2015 was ($504,088) compared to a gain of $218,825 during fiscal year ended August 31, 2014. The change in income was primarily due to the gain on sale of investment offset by exploration expenditure for the year ended August 31, 2014.

Cash Flows from Operating Activities

We have not generated positive cash flows from operating activities. For fiscal year ended August 31, 2015, net cash flows used in operating activities was $411,646 compared to $1,810,947 for fiscal year ended August 31, 2014. Net cash flows used in operating activities consisted primarily of general and administration costs and professional fees.

Cash Flows from Investing Activities

For fiscal year ended August 31, 2015 net cash flows were 1,106,648 from the sale of investments compared to $Nil for year ended August 31, 2014.

Cash Flows from Financing Activities

For the fiscal year ended August 31, 2015 and August 31, 2014, net cash flows provided from financing activities was ($224,905) and $1,792,927 respectively. The cash flow from financing activities for the year ended August 31, 2015 consisted primarily of repurchase of shares for ($189,905) and for year ended August 31, 2014 a loan from a third party for $846,027 and issuance of shares for cash for $861,900 (2013: Loan from third party for $110,000).

Plan of Operation

We are prospecting for gold. Our target is vein hosted mineralized material. Our success depends upon finding mineralized material of sufficient quantity and tenor to warrant economic assessment and possible development. Mineralized material is a mineralized body which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we do not find mineralized material or we cannot remove mineralized material, either because we do not have the finances to do it or because it is not economically feasible to do it, we will cease operations and you will possibly lose your investment.

In addition, we may not have sufficient money to complete our exploration of our property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a public offering, a private placement or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and cannot raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our property and if any minerals which are found can be economically extracted and profitably processed.

Our property is undeveloped raw land with some late turnoff the century small mine development. Detailed exploration and surveying as per stage two of the planned program, has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, the property has never been mined utlising modern methods. The only event that has occurred is the pegging of the property by Lazarus, a desk top study of the property and some reporting. The cost of pegging the license was included in the $3000 we paid to Lazarus. Before gold retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We cannot predict what that will be until we find mineralized material.

We do not know if we will find mineralized material. Our exploration program is designed to economically explore and evaluate our property.

We do not claim to have any minerals or reserves whatsoever at this time on any of our property.

We intend to implement a staged exploration program which consists of aeromagnetic interpretation, soils sampling and mapping, possible trenching and then drilling by either Rotary air blast or air core drilling followed by Reverse Circulation drilling. All physical samples collected from the various stages and methods of exploration will be submitted to a commercial laboratory for precious and base metal determinations.  The samples will be tested to determine if mineralized material is located on the property. Based upon the laboratory results of the samples, we will determine if we will terminate operations; proceed with additional exploration of the property; or develop the property. The proceeds from this offering are designed to only fund the costs of core sampling and testing.

We estimate our exploration costs to be as follows:

Exploration Program

Item Description	USD
Analytical assays	10,000
Sample dispatch and transport fees	1,500
Casuals wages	10,000
Accommodation	4,200
Vehicle Hire	5,000
Fuel Costs	1,200
Geological Consultants	15,000
Subsistence & Field Equipment	7,500
Field equipment and consumables	5,000
RAB drilling 5,000m	125,000
Telecommunications	500
Flights and Travel	1,500
Stationery and general consumption items	500
Soil Sampling Team	10,000
Total	196,900

The breakdown of estimated times and dollars was made by Mr. Ferguson in consultation with Mr. Gasson. Stage two exploration will only be undertaken on the success of Stage one exploration results.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the resources and reserves ourselves.

If we are unable to complete exploration because we do not have enough money, we will cease operations until we raise more money. If we cannot or do not raise more money, we will cease operations. If we cease operations, we don't know what we will do and we don't have any plans to do anything else.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have secured an undeveloped license and we intend to explore for mineralized material. We may or may not find any mineralized material but it is impossible to predict the likelihood of success and such an event.

We do not have any plan to take the Company to revenue generation. That is because we have not found economic mineralization yet and it is impossible to project revenue generation as yet without a defined project of significance.

We anticipate starting exploration operation within 90 days of the completion of this offering weather permitting.

DIRECTORS AND EXECUTIVE OFFICERS

Directors and Executive Officers

The following table includes the names and positions held of our executive officers and directors who serve as of the date of this Prospectus.

The directors named below will serve until the next annual meeting of the stockholders. Thereafter, directors will be elected for one-year terms at the annual stockholders' meeting. Officers will hold their positions at the discretion of the board of directors, absent any employment agreement, of which none currently exists or is contemplated. There is no arrangement or understanding between the directors and officers and any other person pursuant to which any director or officer was to be selected as a director or officer.

The names, addresses, ages and positions of Panex's officers and directors that held their positions during or since the fiscal year ended August 31, 2015 are set forth below:

Name and Address	Age	Positions

Mark Gasson (appointed December 9, 2013)
13 Allegro, Legato, Durbanville, South Africa	57	Chief Executive Officer, President, Director

Ross Doyle
Level 3, Gotthardstrasse 20, 6300 Zug, Switzerland	43	Chief Financial Officer, Treasurer, Corporate Secretary

On December 9, 2013 Klaus Eckhof resigned as CEO and President and occupied the position of Non Executive Director until July 24, 2014 at which time he tendered his resignation as a Non Executive Director.   On November 10, 2015, Cong Mao Huai resigned as non-executive director .

Mark Gasson: Mr. Gasson was appointed as Chief Executive Officer and President of Panex.  Mr. Gasson replaces Mr. Eckhof.  Mr. Gasson brings vast experience and management skills, which will have a significant impact in the exploration and development of Panex's property.  Mr. Gasson is a geologist with more than 26 years of experience developing mineral deposits throughout the globe including Africa.  He has held senior positions with a number of Australian and international mining companies operating in Africa.  His most recent position was Managing Director of Erongo Energy Limited (ASX:ARN) and he was previously the Exploration Manager-East Africa for Gallery Gold Limited and Executive Director of Exploration for Tiger Resources Limited.

Ross Doyle (CA, BCOM): Mr. Doyle has been the Chief Financial Officer, Treasurer, and Corporate Secretary of Panex since March 2012. Mr. Doyle is a Chartered Accountant with over 16 years experience as a strategic business analyst and CFO working with commodity firms and financial institutions.

Family Relationships

There are no family relationships among the directors, executive officers or persons nominated or chosen by Panex to become directors or executive officers.

Involvement in Certain Legal Proceedings

During the past ten years, none of Panex's directors or officers has been:

•	a general partner or executive officer of any business against which any bankruptcy petition was filed, either at the time of the bankruptcy or two years prior to that time;

•	convicted in a criminal proceeding or named subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

•
subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities;

•
subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any activity as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity, or to be associated with persons engaged in any such activity;

•
found by a court of competent jurisdiction in a civil action or by the Commission to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

•
found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

•
the subject of, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

•	any Federal or State securities or commodities law or regulation; or

•
any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

•	any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

•
the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance Matters

Audit Committee

Panex does not have a separately designated standing audit committee. Rather, Panex's board of directors performs the required functions of an audit committee. Panex's board of directors is responsible for: (1) selection and oversight of Panex's independent accountant; (2) establishing procedures for the receipt, retention and treatment of complaints regarding accounting, internal controls and auditing matters; (3) establishing procedures for the confidential, anonymous submission by Panex's employees of concerns regarding accounting and auditing matters; (4) engaging outside advisors; and, (5) funding for the outside auditory and any outside advisors engagement by the audit committee.

Code of Ethics

Panex has adopted a code of ethics that applies to all its executive officers and employees, including its CEO and CFO. Management believes Panex's code of ethics is reasonably designed to deter wrongdoing and promote honest and ethical conduct; provide full, fair, accurate, timely and understandable disclosure in public reports; comply with applicable laws; ensure prompt internal reporting of code violations; and provide accountability for adherence to the code.

Nominating Committee

We have not yet established a nominating committee. Our board of directors, sitting as a board, performs the role of a nominating committee. We are not currently subject to any law, rule or regulation requiring that we establish a nominating committee.

Compensation Committee

We have not established a compensation committee. Our board of directors, sitting as a board, performs the role of a compensation committee. We are not currently subject to any law, rule or regulation requiring that we establish a compensation committee.

Indemnification of Directors and Officers

Our Articles of Incorporation, as amended and restated, and our Bylaws provide for mandatory indemnification of our officers and directors, except where such person has been adjudicated liable by reason of his negligence or willful misconduct toward the Company or such other corporation in the performance of his duties as such officer or director. Our Bylaws also authorize the purchase of director and officer liability insurance to insure them against any liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have the power to indemnify such person under the applicable law.

Compensation Committee Interlocks and Insider Participation

We have not established a compensation committee. We are not currently subject to any law, rule or regulation requiring that we establish a compensation committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the Commission. Officers, directors and greater than ten percent beneficial owners are required by Commission regulations to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on our review of the copies of such forms received and written representations from reporting persons required to file reports under Section 16(a), all of the Section 16(a) filing requirements applicable to such persons, with respect to fiscal 2015, appear not to have been complied with to the best of our knowledge.

EXECUTIVE COMPENSATION

Panex has paid $180,000 and $141,730 in compensation to its named officers during its fiscal years ended August 31, 2015 and 2014, respectively.

SUMMARY COMPENSATION TABLE
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan ($)	Non-qualified Deferred Compensation Earnings ($)	All other compensation ($)	Total ($)

Ross Doyle CFO appointed March 26, 2012^	2015 2014	50,000 51,603	- -	- -	- -	- -	- -	- -	50,000 51,603
Mark Gasson CEO appointed December 9, 2013^	2015 2014	65,000 51,603	-	-	-	-	-	-	65,000 51,603
Klaus Eckhof, Chairman, CEO, President, Non-Executive Director – resigned December 9, 2013 ^	2015 2014	65,000 38,523	- -	- -	- -	- -	- -	- -	65,000 38,523
Cong Mao Huai, Director resigned November 10, 2015	2015 2014	-	-	-	-	-	-	-	-

^ Administration, accounting, SEC support, annual report preparation and lodgment, CFO and secretarial fees of $107,264 (2014: $161,094) was paid or payable to Coresco AG, a company in which Mr. Gasson and Mr. Doyle has a beneficial interest. This amount includes fees paid to Mr. Gasson and Mr. Doyle of $99,141.

Currently, there are no arrangements between Panex and any of its directors whereby such directors are compensated for any services provided as directors.  There are no other employment agreements between Panex and any named executive officer, and there are no employment agreements or other compensating plans or arrangements with regard to any named executive officer which provide for specific compensation in the event of resignation, retirement, other termination of employment or from a change of control of Panex or from a change in a named executive officer's responsibilities following a change in control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth, as of the date of this annual report, the total number of common shares owned beneficially by Panex's director and officers, individually and as a group, and the present owners of 5% or more of Panex's total outstanding common shares.  The stockholders listed below have direct ownership of their shares and possess sole voting and dispositive power with respect to the shares.

Security Ownership of Certain Beneficial Owners (more than 5%)
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner [1]	Percent of Class [2]
Shares of common stock	Samba Minerals Ltd. 55 Salvado Rd, Level 1, Suite 5 Subiaco, WA6008, Australia	225,000,000	20.17%
	Patane Ltd. Graben 27, Vienna, Austria	110,000,000	9.86%
	Orca Capital GmbH Sperling 2, Pfaffenhofen 85276, Germany	100,000,000	8.97%

[1] The listed beneficial owner has no right to acquire any shares within 60 days of the date of this Form 10-K from options, warrants, rights, conversion privileges or similar obligations excepted as otherwise noted.
[2] Based on 1,115,363,507 shares of common stock issued and outstanding as of November 6 2015.

Security Ownership of Management
Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner [1]	Percent of Class [2]
Shares of common stock	Ross Doyle Level 3, Gotthardstrasse 20, 6300 Zug, Switzerland	41,977,553	3.76%
Shares of common stock	Mark Gasson 13 Allegro, Legato, Durbanville, South Africa	25,000,000	2.24%
Shares of common stock	Directors and Executive Officers (as a group)		6.00%
[1] Based on 1,011,143,556 shares of common stock issued and outstanding as of November 6, 2015.

Changes in Control

Panex is not aware of any arrangement that may result in a change in control of Panex.

TRANSACTIONS WITH RELATED PERSONS, PROMOTORS, AND CERTAIN CONTROL
PERSONS AND CORPORATE GOVERNANCE.

We do not have a specific policy or procedure for the review, approval, or ratification of any transaction involving related persons. We historically have sought and obtained funding from officers, directors, and family members as these categories of persons are familiar with our management and often provide better terms and conditions than we can obtain from unassociated sources. Also, we are so small that having specific policies or procedures of this type would be unworkable.

Since the beginning of Panex's last fiscal year, no director, executive officer, security holder, or any immediate family of such director, executive officer, or security holder has had any direct or indirect material interest in any transaction or currently proposed transaction, which Panex was or is to be a participant, that exceeded the lesser of (1) $120,000 or (2) one percent of the average of Panex's total assets at year-end for the last three completed fiscal years, except for the following:

Consultants Agreements

Mark Gasson and Ross Doyle are beneficial shareholders in Coresco AG (Coresco).  Coresco charges $3,000 for office and facilities and administrative support and $7,000 for financial, management and statutory reporting, CFO and treasury functions, totaling to $10,000 per month.  This agreement was entered on December 1, 2011, and can be terminated with 6 months notice subsequent to December 31, 2012. During May 2015 the agreement with Coresco was terminated.

During May 2015 a consulting agreement was entered into with Mark Gasson and Ross Doyle for up to USD15,000 and USD10,000 per month. Amounts will be charged on a need basis and it is not expected the full amount will be incurred .

Transactions with Promoters

During the past five fiscal years, Klaus Eckhof (resigned on December 9, 2013) has been a promoter of Panex's business, but has not received anything of value from Panex nor is entitled to receive anything of value from Panex for services provided as a promoter of the business of Panex.

Director Independence

Panex's board of directors currently solely consists of Mark Gasson.  Pursuant to Item 407(a)(1)(ii) of Regulation S-B of the Securities Act, Panex's board of directors has adopted the definition of "independent director" as set forth in Rule 4200(a)(15) of the NASDAQ Manual.  In summary, an "independent director" means a person other than an executive officer or employee of Panex or any other individual having a relationship which, in the opinion of Panex's board of directors, would interfere with the exercise of independent judgement in carrying out the responsibilities of a director, and includes any director who accepted any compensation from Panex in excess of $200,000 during any period of 12 consecutive months within the three past fiscal years.  Also, the ownership of Panex's stock will not preclude a director from being independent.

In applying this definition, Panex's board of directors has determined that Mr. Gasson does not qualify as an "independent director" pursuant to the same Rule .

As of the date of the report, Panex did not maintain a separately designated compensation, nominating or audit committee. Panex has also adopted this definition for the independence of the members of its audit committee. Panex's board of directors has determined that Mr. Eckhof is not "independent" for purposes of Rule 4200(a)(15) of the NASDAQ Manual, applicable to audit, compensation and nominating committee members, and is "independent" for purposes of Section 10A(m)(3) of the Securities Exchange Act.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFCATION FOR SECURITIES ACT LIABILITIES

While indemnification for liabilities under the Securities Act of 1933 would be permitted for actions taken in good faith by directors, officers, and employees pursuant to various provisions contained in our articles of incorporation, as amended and restated, and/or by our Bylaws, we have been advised that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

We are subject to the disclosure and reporting requirements of the Exchange Act and file annual, quarterly, and current event reports, and other information with the SEC. We do not routinely deliver copies to stockholders of our annual reports to our shareholders. You can read our SEC filings, including our annual reports and our audited financial statements and the registration statement, over the Internet at the SEC's website at http://www.sec.gov.

The SEC's web site contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. You may also read and copy any document we file with the SEC at its Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 on official business days during the hours of 10 a.m. to 3 p.m. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

FINANCIAL INFORMATION

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Panex Resources Inc. Board of Directors and Stockholders

We have audited the accompanying balance sheets of Panex Resources Inc. (the "Company") (an Exploration Stage Company) as of August 31, 2015 and 2014, and the related statements of operations, cash flows and stockholders' equity (deficiency) for each of the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by the management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Panex Resources Inc. as of August 31, 2015 and 2014, and the results of its operations and cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had a net loss of approximately $504,000 for the year ended August 31, 2015, and a deficit accumulated during the exploration stage of approximately $13,898,000 as of August 31, 2015. The Company also has a limited history and no revenue producing operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans with regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GHP HORWATH, P.C.

Denver, Colorado

November 06, 2015

PANEX RESOURCES INC.
FINANCIAL STATEMENTS (EXPRESSED IN U.S. DOLLARS)
ANNUAL REPORT FOR THE FISCAL YEAR ENDED AUGUST 31, 2015

BALANCE SHEETS

PANEX RESOURCES INC.
(An exploration stage enterprise)
Balance Sheets

	As at	As at
	31 August	31 August
	2015	2014
(Expressed in U.S. Dollars)	$	$

ASSETS
Current assets
Investment	113,653	1,351,587
Cash	553,267	2,524
Total current assets	666,920	1,354,111
Total assets	666,920	1,354,111

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accrued expenses	45,246	42,922
Accounts payable and accrued expenses related parties (Note 4(b))	30,000	45,523
Loans and borrowings, related party	-	35,000
Total liabilities (all current)	75,246	123,445
Stockholders' Equity
Common stock
Authorized: 2,000,000,000
common shares with par value of $0.001 each
Issued and outstanding:
1,125,636,507 (August 31, 2014: 1,416,136,507) common shares	1,125,636	1,416,136
Additional paid-in capital	13,286,725	13,131,129
Donated capital	77,627	77,627
Accumulated deficit during the exploration stage	(13,898,314)	(13,394,226)
Stockholder' equity	591,674	1,230,666
Total liabilities and stockholders' equity	666,920	1,354,111

The accompanying notes are an integral part of these financial statements.

PANEX RESOURCES INC.
FINANCIAL STATEMENTS (EXPRESSED IN U.S. DOLLARS)
ANNUAL REPORT FOR THE FISCAL YEAR ENDED AUGUST 31, 2015

STATEMENTS OF OPERATIONS

PANEX RESOURCES INC.
(An exploration stage enterprise)
Statements of Operations

	For the	For the
	Year	Year
	Ended	Ended
	31 August	31 August
	2015 $	2014 $
Listing and filing fees	6,085	14,686
Investor relation expenses	31,686	181,457
Professional fees	102,917	209,325
Travel costs	13,734	12,640
General and administrative	241,640	192,407
Foreign currency transaction gain	(25,644)	(20,021)
Mineral property and exploration costs	2,384	1,388,295
	372,802	1,978,789
Other income (expense)
Gain (Loss) on sale of investment	(10,244)	1,981,344
Investment revaluation	(121,042)	216,270
	(131,286)	2,197,614
Net Income (Loss)	(504,088)	218,825
Earnings (Loss) Per Share – Basic and Diluted	*	*
Weighted Average Shares Outstanding	1,380,893,375	397,269,510

* amounts are less than $0.01 per share

The accompanying notes are an integral part of these financial statements.

PANEX RESOURCES INC.
FINANCIAL STATEMENTS (EXPRESSED IN U.S. DOLLARS)
ANNUAL REPORT FOR THE FISCAL YEAR ENDED AUGUST 31, 2015

STATEMENTS OF CASH FLOWS

PANEX RESOURCES INC.
(An exploration stage enterprise)
Statements of Cash Flows

	For the	For the
	Year	Year
	Ended	Ended
	31 August	31 August
	2015	2014
(Expressed in U.S. Dollars)	$	$
Cash Flows From Operating Activities
(Net loss) income	(504,088)	218,825
Adjustments to reconcile net (loss) Income to cash used in operating activities
Foreign currency transaction gain	(25,644)	(20,021)
Loss (Gain) on sale of investment	10,244	(1,981,344)
Investment revaluation	121,042	(216,270)
Increase (decrease) in accounts payable and accrued liabilities	2,323	205,983
Increase (decrease) in amounts due to related parties	(15,523)	(18,120)
Net Cash Used in Operating Activities	(411,646)	(1,810,947)
Cash Flows From Investing Activities
Cash received from sale of investment	1,228,728	-
Cash used for purchase of investment	(122,080)	-
Net Cash Provided by Investing Activities	1,106,648	-
Cash Flows From Financing Activities	-	-
Loan from related parties	16,400	94,000
Loan repaid to related parties	(51,400)	(9,000)
Loan from unrelated third parties	-	846,027
Common shares issued for cash	(189,905)	861,900
Net Cash (Used in) Provided by Financing Activities	(224,905)	1,792,927
Effect of Exchange Rates on Cash	80,646	20,025
Increase in Cash	550,743	2,005
Cash at Beginning of Period	2,524	519
Cash at End of Period	553,267	2,524

See note 7 for non-cash investing and financing transactions.

The accompanying notes are an integral part of these financial statements.

PANEX RESOURCES INC.
FINANCIAL STATEMENTS (EXPRESSED IN U.S. DOLLARS)
ANNUAL REPORT FOR THE FISCAL YEAR ENDED AUGUST 31, 2015

STATEMENTS OF STOCKHOLDER'S EQUITY (DEFICIENCY)

PANEX RESOURCES INC
(An exploration stage enterprise)
Statements of Stockholder's Equity and
 Comprehensive income (Loss)
For the Year Ended August 31, 2015 and 2014

	Common Stock
	Shares	Amount	Additional paid-in capital	Advances for Stock Subscriptions	Donated Capital	Accumulated (deficit)	Total stockholders equity
(Expressed in U.S. Dollars)	#	$	$	$	$	$	$

Balances, August 31, 2013	118,261,507	118,261	13,080,699	-	77,627	(13,613,051)	(336,464)

Net loss (income)	-	-	-		-	218,825	218,825
Common stock issued for settlement of liabilities on November 15, 2013 at $0.001 per share	248,000,000	248,000	-	-	-	-	248,000
Common stock issued for settlement of liabilities during quarter ended February 28, 2014 at $0.001 per share	50,975,000	50,975	-	-	-	-	50,975
Common stock issued for cash on May 13, 2014 at $0.001 per share	40,300,000	40,300	-	-	-	-	40,300
Extinguishment of liabilities with a related party	-	-	50,430	-	-	-	50,430
Common stock issued for settlement of liabilities and for cash received of $821,600 on August 12, 2014 at $0.001 per share	958,600,000	958,600	-	-	-	-	958,600

Balances, August 31, 2014	1,416,136,507	1,416,136	13,131,129	-	77,627	(13,394,226)	1,230,666

Net loss (income)	-	-	-		-	(504,088)	(504,088)
Common stock issued for settlement of debt in June 2015	27,500,000	27,500	27,500				55,000
Common stock repurchased for cash on August, 2015 at $0.001 per share	(318,000,000)	(318,000)	128,096	-	-	-	(189,904)

Balances, August 31, 2015	1,125,636,507	1,125,636	13,286,725	-	77,627	(13,898,314)	591,674

The accompanying notes are an integral part of these financial statements.

PANEX RESOURCES INC.
FINANCIAL STATEMENTS (EXPRESSED IN U.S. DOLLARS)
ANNUAL REPORT FOR THE FISCAL YEAR ENDED AUGUST 31, 2015

NOTES TO FINANCIAL STATEMENTS

1.             Organization, Nature of Business, Going Concern and Management's Plans

Panex Resources Inc. ('Panex" or the "Company") was incorporated in the State of Nevada on May 28, 2004. The Company is considered to be an Exploration Stage Company. The Company's principal business is the acquisition and exploration of mineral resources.

Going concern and management's plans:

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Since its inception on May 28, 2004, the Company has not generated revenue and has incurred net losses.

The Company generated a loss of $504,088 for the year ended August 31, 2015, and a deficit accumulated during the exploration stage of $13,898,314 for the period May 28, 2004 (inception) through August 31, 2015.

Accordingly, it has not generated cash flow from operations and has primarily relied upon advances from shareholders and proceeds from equity financings to fund its operations. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company has no mineral property interests as of the date of this report. Certain mineral property interests are presently being considered, however it is too early to determine whether they may be considered appropriate for acquisition.

During the next 12 months, management's objective is to recapitalize Panex, continue to raise new capital and to seek new investment opportunities in the mineral sector. Management believes that its worldwide industry contacts will make it possible to identify and assess new projects for acquisition purposes.

Panex is seeking a viable business opportunity through acquisition, merger or other suitable business combination method, with a focus on undervalued mineral properties for eventual acquisition. Panex intends to concentrate its acquisition efforts on mineral properties or mineral exploration businesses that management believes to be undervalued or that management believes may realize a substantial benefit from being publicly owned. Panex will continue to identify and assess undervalued mineral properties when capital raisings are completed. A small number of mineral properties are presently being reviewed, but it is too early to say whether they may be considered appropriate for acquisition.

The financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts or classification of liabilities that may result from the possible inability of the Company to continue as a going concern.

PANEX RESOURCES INC.
FINANCIAL STATEMENTS (EXPRESSED IN U.S. DOLLARS)
ANNUAL REPORT FOR THE FISCAL YEAR ENDED AUGUST 31, 2015

2.             Summary of Significant Accounting Policies

a.        Basis of Preparation

These financial statements and related notes are presented in accordance with accounting principles generally accepted in the United States (US GAAP). The Company's fiscal year-end is August 31.

b.       Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

c.        Basic and Diluted Net Income (Loss) Per Share

Earnings (loss) per share is computed by dividing net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the reporting period including common stock issued effective the date committed. Common stock issuable is considered outstanding as of the original approval date for the purposes of earnings per share computations. Diluted earnings (loss) per common share is computed by dividing net earnings (loss) by the sum of (a) the basic weighted average number of shares of common stock outstanding during the period and (b) additional shares that would have been issued and potentially dilutive securities. .

d.       Cash

Cash includes deposits in banks, which are unrestricted as to withdrawal or use.

e.        Investments in Securities

The Company determines the appropriate classification of its investments in debt and equity securities at the time of purchase and reevaluates such determinations at each balance sheet date. Marketable securities that are bought and held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. At August 31, 2015, investments consist of 1,000,000 shares in NSS Resources Inc, a Canadian listed entity which were acquired in May 2015 and are accounted for as trading securities.

f.         Mineral Property and Exploration Costs

The Company has been in the exploration stage since its formation on May 28, 2004 and has not realized any revenues from its planned operations. It has been primarily engaged in the acquisition and exploration of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve. If mineral properties are subsequently abandoned or impaired, any capitalized costs will be charged to operations.

PANEX RESOURCES INC.
FINANCIAL STATEMENTS (EXPRESSED IN U.S. DOLLARS)
ANNUAL REPORT FOR THE FISCAL YEAR ENDED AUGUST 31, 2015

2.             Summary of Significant Accounting Policies (Continued)

g.        Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date in the principal or most advantageous market. The Company uses a fair value hierarchy that has three levels of inputs, both observable and unobservable, with use of the lowest possible level of input to determine fair value.

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities;

Level 2 - observable inputs other than Level 1, quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets and liabilities in markets that are not active, and model-derived prices whose inputs are observable or whose significant value drivers are observable; and

Level 3 - assets and liabilities whose significant value drivers are unobservable.

As of August 31, 2015, the Company's investments are classified as Level 1 and there are no level 2 or level 3 assets or liabilities.

Observable inputs are based on market data obtained from independent sources, while unobservable inputs are based on the Company's market assumptions. Unobservable inputs require significant management judgment or estimation. In some cases, the inputs used to measure an asset or liability may fall into different levels of the fair value hierarchy. In those instances, the fair value measurement is required to be classified using the lowest level of input that is significant to the fair value measurement. Such determination requires significant management judgment.

Financial instruments, which include cash, accounts payable, and loans and borrowings, were estimated to approximate their carrying values due to the immediate or short-term maturity of these financial instruments. The fair value of amounts due to related parties are not practical to estimate, due to the related party nature of the underlying transactions. The financial risk to the Company's operations arises from fluctuations in foreign exchange rates and the degree of volatility of these rates. Currently, the Company does not use derivative instruments to reduce its exposure to foreign currency risk.

h.       Income Taxes

The Company recognizes deferred tax assets and liabilities for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their tax bases, as well as net operating losses.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets or liabilities of a change in tax rates is recognized in the period in which the tax change occurs. A valuation allowance is provided to reduce the deferred tax assets to a level, that more likely than not, will be realized.

Management does not believe that the Company has any unrecognized tax positions. The Company's policy is to recognize interest and penalties accrued on any unrecognized tax benefits as a component of income tax expense.

i.         Stock-Based Compensation

The Company accounts for share-based payments under the fair value method of accounting for stock-based compensation consistent with US GAAP. Under the fair value method, stock-based compensation cost is measured at the grant date based on the fair value of the award using the Black-Sholes option pricing model and is recognized to expense on a straight-line basis over the requisite service period, which is generally the vesting period. Where upon grant the options vest immediately the stock-based costs are expensed immediately.

PANEX RESOURCES INC.
FINANCIAL STATEMENTS (EXPRESSED IN U.S. DOLLARS)
ANNUAL REPORT FOR THE FISCAL YEAR ENDED AUGUST 31, 2015

2.             Summary of Significant Accounting Policies (Continued)

j.         Foreign Currency Translation and Transactions

The Company's functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated into the United States dollar using the exchange rate prevailing at the balance sheet date. Gains and losses arising on settlement of foreign currency denominated transactions or balances are included in the determination of income.

k.       Concentration of Credit Risk

The Company's financial instruments that are exposed to concentration of credit risk consist of cash. The Company's cash is in demand deposit accounts placed with federally insured financial institutions in Canada.

l.         Recent Accounting Pronouncements

In May 2014, FASB issued ASU No. 2014-09 "Revenue from Contracts from Customers," which supersedes the revenue recognition requirements in "Revenue Recognition (Topic 605)," and requires entities to recognize revenue in a way that depicts the transfer of potential goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled to the exchange for those goods or services. In July 2015, the FASB delayed the effective date by one year. This new standard is now effective for fiscal years, and interim periods within those years, beginning after December 15, 2017, and is to be applied retrospectively, with early adoption now permitted to the original effective date of December 15, 2016. The Company is currently evaluating the new standard and assessing the potential impact on its operations and financial statements.

In August 2014, FASB issued ASU No. 2014-15 "Presentation of Financial Statements— Going Concern (Subtopic 205-40)": Disclosure of Uncertainties about an Entity's Ability to Continue as a Going Concern. The amendments in ASU 2014-15 provide guidance in GAAP about management's responsibility to evaluate whether there is substantial doubt about an entity's ability to continue as a going concern and to provide related footnote disclosures. In doing so, the amendments should reduce diversity in the timing and content of footnote disclosures. The new requirements are effective for annual periods ending after December 15, 2016, and interim periods within annual periods beginning after December 15, 2016. Early application is permitted. The Company is currently evaluating the new standard and assessing the potential impact on its financial statement disclosures.

In April 2015, FASB issued ASU No. 2015-03 "Update No. 2015-03—Interest—Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs". To simplify presentation of debt issuance costs, the amendments in ASU 2015-03 require that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in this Update. The amendments in this Update are effective for financial statements issued for fiscal years beginning after December 15, 2015, and interim periods within those fiscal years. Early adoption of the amendments in ASU 2015-03 is permitted for financial statements that have not been previously issued. The Company is currently evaluating the new standard and assessing the potential impact on its financial statements and operations.

In September 2015, FASB issued ASU No.2015-16 "Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments". The amendments in ASU 2015-16 require that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The amendments are effective for fiscal years beginning after December 15, 2015, including interim periods within those fiscal years. The amendments should be applied prospectively to adjustments to provisional amounts that occur after the effective date of this Update with earlier application permitted for financial statements that have not been issued. The Company assessed that there is no impact to the financial statements on this update.

Management has evaluated any recently issued accounting pronouncements to determine their applicability and does not believe that any of these pronouncements will have a significant impact on the Company's financial statements.

PANEX RESOURCES INC.
FINANCIAL STATEMENTS (EXPRESSED IN U.S. DOLLARS)
ANNUAL REPORT FOR THE FISCAL YEAR ENDED AUGUST 31, 2015

3.             Stock Options

The Company has no stock options outstanding.

4.             Related Party Transactions

a.
During the year ended August 31, 2014 Coresco forgave money owing for an amount of $50,430, which is reported as an extinguishment of liabilities in the Statements of Stockholder's equity (deficiency) (August 31, 2015: Nil).

b.
The Company incurred $185,322 (including $99,141 of management fees) respectively in total for management, exploration and contractor expenses during the fiscal year ended August 31, 2015 (August 31, 2014: $199,617 (including $38,523 of management fees). This amount is a combination of exploration contracting services paid to the CEO, Non Executive Director and CFO of the Company. Total management fees for Coresco are contracted at maximum of 20,000 Swiss Francs per month (however this has not been charged)and comprise office rental, infrastructure, investor meeting rooms, company secretarial services, CEO, CFO, Technical Services and Non Executive Director fees. This agreement was entered on December 1, 2011, and can be terminated with 6 months notice subsequent to December 31, 2012. The contract with Coresco was terminated in May 2015. As of August 31, 2015, the Company has an accrued liability of $Nil for these services due to this related party (August 31, 2014: $45,523).

c.
During May 2015 a consulting agreement was entered into with Mark Gasson and Ross Doyle for up to USD15,000 and USD10,000 per month. Amounts will be charged on a need basis and it is not expected the full amount will be incurred. At end of year there was an accrued liability of $30,000 payable to Mark Gasson and Klaus Eckhof.

d.
In July 2014, Coresco loaned the Company $44,000, with no specified interest or due date. The parties may agree to settle the borrowing through repayment or issuance of equity. In August 2014, the Company repaid $9,000 of the loan. In September and October 2014 a further $15,000 and $1,400 respectively was loaned to the Company. The full loan was repaid in October 2014.

PANEX RESOURCES INC.
FINANCIAL STATEMENTS (EXPRESSED IN U.S. DOLLARS)
ANNUAL REPORT FOR THE FISCAL YEAR ENDED AUGUST 31, 2015

5.             Loans and Borrowings

In September 2012, November 2012 and June 2013 the Company received loan proceeds of $75,000, $25,000 and $10,000 respectively (totalling $110,000), from an unrelated third party. The loan is unsecured, and had no stated interest rate. $75,000 of these funds received was used to pay aged outstanding accounts payable in December 2012. During November 2013, the Company entered into a debt settlement agreement with this unrelated third party in consideration for the issuance of the Company's common stock, par value $0.001, at a per share price of $0.001 per share. As a result, the Company extinguished $110,000, for a total of 110,000,000 shares at a price of $0.001 per share.

During November 2013, Ross Doyle loaned the Company $50,000 as a short term unsecured bridge loan at an interest rate of 10% (November 30, 2012: Nil). The loan was subsequently debt settled during the quarter ended February 28, 2014.

During March 2014, the Company received loan proceeds of $300,000, from an unrelated third party. The loan is unsecured, and had no stated interest rate. The loan was assigned to Burey Gold Ltd upon the successful conclusion of the transaction with Burey Gold Ltd consummated on August 12, 2014. The funds received were used to pay aged outstanding accounts payable during the quarter ending May 31 2014. Of the total $300,000 loan proceeds, the full $300,000 was distributed directly by the lender to repay certain vendors of the Company in Democratic Republic of Congo, with the majority being license fees.

During June 2014, the Company received loan proceeds of $466,027 (AUD $500,000), from an unrelated third party. The loan is unsecured, and had no stated interest rate. The loan was assigned to Burey Gold Ltd after the successful conclusion of the transaction with Burey Gold Ltd consummated on August 12, 2014. The funds received were used to pay aged outstanding accounts payable during the quarter ending May 31, 2014. Of the total $466,027 loan proceeds, $96,027 was distributed directly by the lender to repay certain vendors of the Company in Democratic Republic of Congo.

During July 2014, the Company received loan proceeds of $80,000 from Burey Gold Ltd. The loan is unsecured and had no stated interest rate. The loan was assigned to Burey Gold Ltd upon successful conclusion of the transaction with Burey Gold Ltd consummated on August 12, 2014.

In July 2014, Coresco loaned the Company $44,000, with no specified interest or due date. The parties may agree to settle the borrowing through repayment or issuance of equity. In August 2014, the Company repaid $9,000 of the loan. In September and October 2014 a further $15,000 and $1,400 respectively was loaned to the Company. The full loan was repaid in October 2014.

6.             Material Contingencies and Commitments

Panex has no material contingencies or long-term commitments.

While Panex has raised capital to meet its working capital and financing needs in the past, additional financing is required in order to fully complete its plan of operation and launch its business operations. Panex is seeking financing in the form of equity in order to provide the necessary working capital. Panex currently has no commitments for financing. There are no assurances Panex will be completely successful in raising the funds required.

PANEX RESOURCES INC.
FINANCIAL STATEMENTS (EXPRESSED IN U.S. DOLLARS)
ANNUAL REPORT FOR THE FISCAL YEAR ENDED AUGUST 31, 2015

7.             Stockholders' Equity

Common Stock and Financing Activities

On November 5, 2014 the Company filed a Form S-1 a registration statement with the Securities and Exchange Commission permitting Panex to offer up to 500,000,000 shares of common stock at $0.001 per share. The offering was being conducted on a best effort basis and there will be no underwriter involved in the public offering.

The Company is currently in communication with the Securities and Exchange Commission regarding the Form S-1 and the registration has not yet been declared effective.

During August 2015, the Company entered into some share repurchase agreements for a total of 318,000,000 shares for USD$189,904.

During June 2015, the Company entered into debt settlement agreements with creditors in consideration for the issuance of the Company's common stock, par value $0.001, at a per share price of $0.001 per share. As a result, the Company extinguished certain liabilities with creditors via debt settlement agreements for a total of $55,000, for a total of 27,500,000 shares at a price of $0.001 per share.

During November 2013, the Company entered into debt settlement agreements with creditors in consideration for the issuance of the Company's common stock, par value $0.001, at a per share price of $0.001 per share. As a result, the Company extinguished certain liabilities with creditors via debt settlement agreements for a total of $248,000, for a total of 248,000,000 shares at a price of $0.001 per share. The $0.001 per share value is consistent with the cash per share value received by the Company in a November 2013 stock transaction (described below).

During November 2013 (share certificates issued during quarter ended February 28, 2014), the Company entered into debt settlement agreements with creditors in consideration for the issuance of the Company's common stock, par value $0.001, at a per share price of $0.001 per share. As a result, the Company extinguished certain liabilities with creditors via debt settlement agreements for a total of $50,975, for a total of 50,975,000 shares at a price of $0.001 per share.

On December 7, 2013 the Company entered into an agreement to acquire 85% of Amani Consulting SPRL currently in Joint Venture with state entity La Société Minière de Kilo Moto (Sokimo). Upon completion of the acquisition the Company will own an ultimate 55% interest in Giro Goldfields SPRL (Giro). Amani has a 65% interest and Sokimo has a 35% free carried interest in Giro which is comprised of two exploitation permits, PE's 5046 and 5049, covering a surface area of 610sqkm. The permits lie within 20–30km west of Randgold/Ashanti's 20Moz Kibali gold deposits.

Pursuant to the terms and conditions of the Term Sheet dated May 22, 2014 and final agreement executed in August 2014, Panex has assigned and surrendered all of the rights and interests it may have in the share purchase agreement dated December 7, 2013 with Amani (the "Purchase Agreement") to Burey Gold Limited ("Burey"). In addition, Panex has assigned to Burey all of its rights, title, and interest in the loans it has provided for the purpose of funding exploration on the Giro Project (the "Loans"). These loans totalled $846,027. In consideration of the assignment of all of Panex's rights and interests in the Purchase Agreement and the Loans Burey has issued an aggregate 55,705,232 shares in the capital of Burey to Panex (the "Burey Shares"). The parties agreed that the terms and conditions provided in the Term Sheet are binding. Certain shareholders of Panex are also officers and non-controlling shareholders of Burey; however, Panex has no board or other management rights in the operations of Burey. The Burey Shares represent approximately 11.8% of the total outstanding share issuances of Burey. Burey is listed on the Australian Securities Exchange and the Burey Shares issued to Panex are fully tradeable. At the date of the final executed agreement, the Company's carrying value of the Amani agreement was nil as the Company previously expensed all Amani related exploration costs, the Burey shares had a fair value of $1,135,000 (trading for AUD$0.022 per share), and the loans assigned to Burey totalled $846,000 resulting is a gain of approximately $1,981,000.

Through May 31, 2014 50,975,000 shares of common stock at $0.001 per share were issued in consideration of settlement of liabilities of $50,975 during the quarter ended February 28, 2014. In addition, 40,300,000 have been issued during the quarter ended May 31, 2014.

PANEX RESOURCES INC.
FINANCIAL STATEMENTS (EXPRESSED IN U.S. DOLLARS)
ANNUAL REPORT FOR THE FISCAL YEAR ENDED AUGUST 31, 2015

During June 2014, the Company received loan proceeds of $466,027 (AUD $500,000), from an unrelated third party. The loan is unsecured, and had no stated interest rate. The loan was assigned to Burey Gold Ltd after the successful conclusion of the transaction with Burey Gold Ltd consummated on August 12, 2014. The funds received were used to pay aged outstanding accounts payable during the quarter ending May 31, 2014. Of the total $466,027 loan proceeds, $96,027 was distributed directly by the lender to repay certain vendors of the Company in Democratic Republic of Congo. On July 23, 2014 the Company approved a conditional equity financing to raise up to $958,600 in working capital for operations, exploration and administration. On August 12, 2014 the Company issued 958,600,000 restricted shares of common stock at a price of $0.001 per share to raise the working capital. The Company set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value. All the restricted shares to be issued in the offering were issued for investment purposes in "private transactions".

During the quarter ended November 30, 2013 Coresco forgave money owing to Coresco for an amount of $50,430, which is reported as an extinguishment of liabilities in the Statements of Stockholder's equity (deficiency) (November 30, 2012: Nil).

8.             Income Taxes

The components of the Company's net deferred tax asset as of August 31, 2015 and 2014, rate and the valuation allowance are as follows:

	2015	2014
Net operating losses	7,576,559	7,072,471
Loan loss reserves	6,100,000	6,100,000
	13,676,559	13,172,471
Statutory tax rate	35%	35%
Deferred tax asset	4,786,796	4,610,365
Valuation allowance	(4,786,796)	(4,610,365)
Net deferred tax asset	-	-

The Company has net operating loss carry-forwards for tax purposes of approximately $7,576,559, which begin expiring in 2031. The utilization of the net operating loss carry-forwards cannot be assured.

Deferred income tax reflects the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The Company provided a valuation allowance of 100% of its net deferred tax asset due to the uncertainty of generating future profits that would allow for the realization of such deferred tax assets

9.             Subsequent Events

The Company repurchased a further ten million shares in October 2015. During October 2015, the Company repurchased shares in Burey Gold Limited 20,000,000 common shares for Australian dollar 0.02/share. In addition there is an option to purchase 20,000,000 common shares of Burey Gold Limited for Australian dollar $0.005 per common share (aggregate of Australian dollar $500,000) Otherwise than as disclosed above and within the financial statements there are no other subsequent events.

 [Back Cover]

PROSPECTUS

DEALER PROSPECTUS DELIVERY OBLIGATION

Until ___________, 2015, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to its unsold allotments or subscriptions.

PART II – INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF DISTRIBUTION

The following table sets forth the costs and expenses, other than underwriting discounts and commission, paid or to be paid by the registrant in connection with the sale of the Shares of Common Stock being registered hereby. All amounts shown, except the Securities and Exchange Commission registration fee, are estimates.

The estimated costs of this offering are as follows:

SEC Registration Fee	$1,000
Legal Fees and Expenses	$30,000
Accounting Fees and Expenses	$2,500
Auditor Fees and Expenses	$7,500
Electronic Filing Fees	$2,000
Printing Costs	$500
Transfer Agent Fees	$2,500

Total	$46,000

All amounts are estimates. Panex is paying all expenses listed above. None of the above expenses of issuance and distribution will be borne by the selling stockholders. The selling stockholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage commissions or costs of sale.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

As permitted by Nevada law, Panex's Articles of Incorporation provide that it will indemnify Panex's directors and officers against expenses and liabilities they incur to defend, settle or satisfy any civil or criminal action brought against them on account of their being or having been directors or officers of Panex, unless, in any such action, they are adjudged to have acted with gross negligence or willful misconduct.

Pursuant to the laws of the State of Nevada, Panex's Articles of Incorporation exclude personal liability for its directors for monetary damages based upon any violation of their fiduciary duties as directors, except as to liability for any breach of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts in violation of Section 7-106-401 of the Nevada Business Corporation Act, or any transaction from which a director receives an improper personal benefit. This exclusion of liability does not limit any right, which a director may have to be indemnified, and does not affect any director's liability under federal or applicable state securities laws.

Our Bylaws provides for indemnification of our officers and directors. Our Bylaws provide as follows in pertinent part:

Indemnification of Directors and Officers

Our Articles of Incorporation, as amended and restated, and our Bylaws provide for mandatory indemnification of our officers and directors, except where such person has been adjudicated liable by reason of his negligence or willful misconduct toward the Company or such other corporation in the performance of his duties as such officer or director. Our Bylaws also authorize the purchase of director and officer liability insurance to insure them against any liability asserted against or incurred by such person in that capacity or arising from such person's status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have the power to indemnify such person under the applicable law.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

In the past three fiscal years, Panex has sold the following securities that were not registered under the Securities Act of 1933.

May 2009 - $0.01 Shares For Debt Offering

On May 29, 2009, the board of directors approved the settlement of debt for shares at a settlement price of $0.01 per restricted share. Panex settled $15,000 in debt in this closing, and on June 19, 2009 issued an aggregate 1,500,000 restricted shares of common stock to two non-US creditors outside the United States.

Panex set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value. All the restricted shares issued in this offering were issued for investment purposes in a "private transaction".

For the two non-US creditors outside the United States in this one closing, Panex relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. Management is satisfied that Panex complied with the requirements of the exemption from the registration and prospectus delivery of the Securities Act of 1933. The settlement of debt was not a public offering and was not accompanied by any general advertisement or any general solicitation. Panex received from each creditor a completed and signed shares for debt agreement containing certain representations and warranties, including, among others, that (a) the creditor was not a U.S. person, (b) the creditor accepted the shares for debt for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the resale of the shares with any buyer. No offer was made or accepted in the United States and the share certificates representing the shares were issued bearing a legend with the applicable trading restrictions.

October 2009 - $0.01 Private Placement Offering

On October 19, 2009, the board of directors authorized the issuance of 4,000,000 restricted shares of common stock at a subscription price of $0.01 per restricted share. Panex raised $40,000 in cash in this closing, and on October 19, 2009 issued an aggregate 4,000,000 restricted shares of common stock to two non-US subscribers outside the United States.

Panex set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value.   All the restricted shares issued in this offering were issued for investment purposes in a "private transaction".

For the two non-US subscribers outside the United States in this one closing, Panex relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. Management is satisfied that Panex complied with the requirements of the exemption from the registration and prospectus delivery of the Securities Act of 1933. The offering was not a public offering and was not accompanied by any general advertisement or any general solicitation. Panex received from each subscriber a completed and signed subscription agreement containing certain representations and warranties, including, among others, that (a) the subscriber was not a U.S. person, (b) the subscriber subscribed for the shares for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the resale of the shares with any buyer. No offer was made or accepted in the United States and the share certificates representing the shares were issued bearing a legend with the applicable trading restrictions.

October 2009 - $0.01 Shares For Debt Offering

On October 19, 2009, the board of directors approved the settlement of debt for shares at a settlement price of $0.01 per restricted share. Panex settled $23,500 in debt in this closing, and issued an aggregate 2,350,000 restricted shares of common stock to two non-US creditors outside the United States.
 Panex set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value. All the restricted shares issued in this offering were issued for investment purposes in a "private transaction".

For the two non-US creditors outside the United States in this one closing, Panex relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. Management is satisfied that Panex complied with the requirements of the exemption from the registration and prospectus delivery of the Securities Act of 1933. The settlement of debt was not a public offering and was not accompanied by any general advertisement or any general solicitation. Panex received from each creditor a completed and signed shares for debt agreement containing certain representations and warranties, including, among others, that (a) the creditor was not a U.S. person, (b) the creditor accepted the shares for debt for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the resale of the shares with any buyer. No offer was made or accepted in the United States and the share certificates representing the shares were issued bearing a legend with the applicable trading restrictions.

January 2010 - $0.01 Shares For Debt Offering

On January 7, 2010, the board of directors approved the settlement of debt for shares at a settlement price of $0.01 per restricted share. De Beira settled $10,000 in debt in this closing, and on January 7, 2010 issued an aggregate 1,000,000 restricted shares of common stock to one non-US creditor outside the United States.

De Beira set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value. All the restricted shares issued in this offering were issued for investment purposes in a "private transaction".

For the one non-US creditor outside the United States in this one closing, De Beira relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. Management is satisfied that De Beira complied with the requirements of the exemption from the registration and prospectus delivery of the Securities Act of 1933. The settlement of debt was not a public offering and was not accompanied by any general advertisement or any general solicitation. De Beira received from each creditor a completed and signed shares for debt agreement containing certain representations and warranties, including, among others, that (a) the creditor was not a U.S. person, (b) the creditor accepted the shares for debt for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the resale of the shares with any buyer. No offer was made or accepted in the United States and the share certificates representing the shares were issued bearing a legend with the applicable trading restrictions.

December 2010 - $0.05 Shares For Debt Offering

On December 20, 2010, the board of directors approved the settlement of debt for shares at a settlement price of $0.05 per restricted share. Panex settled $615,156 in debt in this closing, and issued an aggregate 12,303,123 restricted shares of common stock to seven non-US creditors outside the United States.

Panex set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value. All the restricted shares issued in this offering were issued for investment purposes in a "private transaction".

For the seven non-US creditors outside the United States in this one closing, Panex relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. Management is satisfied that Panex complied with the requirements of the exemption from the registration and prospectus delivery of the Securities Act of 1933. The settlement of debt was not a public offering and was not accompanied by any general advertisement or any general solicitation. Panex received from each creditor a completed and signed shares for debt agreement containing certain representations and warranties, including, among others, that (a) the creditor was not a U.S. person, (b) the creditor accepted the shares for debt for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the resale of the shares with any buyer. No offer was made or accepted in the United States and the share certificates representing the shares were issued bearing a legend with the applicable trading restrictions.

February 2012 - $0.02 Shares For Debt Offering

On February 24, 2012, the board of directors approved the settlement of debt for shares at a settlement price of $0.02 per restricted share. Panex settled $169,551 in debt in this closing, and issued an aggregate 8,477,553 restricted shares of common stock to three non-US creditors outside the United States. These shares are not part of the offering and are not included in shares being offered by the selling shareholders, and have been issued as restricted shares.

Panex set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value. All the restricted shares issued in this offering were issued for investment purposes in a "private transaction".

For the three non-US creditors outside the United States in this one closing, Panex relied upon Section 4(2) of the Securities Act of 1933 and Rule 903 of Regulation S promulgated pursuant to that Act by the Securities and Exchange Commission. Management is satisfied that Panex complied with the requirements of the exemption from the registration and prospectus delivery of the Securities Act of 1933. The settlement of debt was not a public offering and was not accompanied by any general advertisement or any general solicitation. Panex received from each creditor a completed and signed shares for debt agreement containing certain representations and warranties, including, among others, that (a) the creditor was not a U.S. person, (b) the creditor accepted the shares for debt for their own investment account and not on behalf of a U.S. person, and (c) there was no prearrangement for the resale of the shares with any buyer. No offer was made or accepted in the United States and the share certificates representing the shares were issued bearing a legend with the applicable trading restrictions.

2013 Issuances

During November 2013, Panex entered into debt settlement agreements with creditors in consideration for the issuance of Panex's common stock, par value $0.001, at a per share price of $0.001 per share.  As a result, Panex extinguished certain liabilities with creditors via debt settlement agreements for a total of $248,000, for a total of 248,000,000 shares at a price of $0.001 per share.

During November 2013, the Company entered into a debt settlement agreement with this unrelated third party in consideration for the issuance of the Company's common stock, par value $0.001, at a per share price of $0.001 per share. As a result, the Company extinguished $110,000, for a total of 110,000,000 shares at a price of $0.001 per share.

During April 2013, Panex entered into debt settlement agreements with creditors in consideration for the issuance of Panex's common stock, par value $0.001, at a per share price of $0.005 per share.  As a result, Panex extinguished certain liabilities as further set forth in the debt settlement agreements as follows: Michel Muyiha, a creditor, for $75,000, for a total of 15,000,000 shares at a price of $0.005 per share.

2014 Issuances

During June 2014, Panex received loan proceeds of $466,027 (AUD $500,000), from an unrelated third party. The loan is unsecured, and had no stated interest rate. The loan was assigned to Burey Gold Ltd after the successful conclusion of the transaction with Burey Gold Ltd consummated on August 12, 2014. The funds received were used to pay aged outstanding accounts payable during the quarter ending May 31, 2014. Of the total $466,027 loan proceeds, $96,027 was distributed directly by the lender to repay certain vendors of Panex in Democratic Republic of Congo. On July 23, 2014, Panex approved a conditional equity financing to raise up to $958,600 in working capital for operations, exploration and administration. On August 12, 2014 Panex issued 958,600,000 restricted shares of common stock at a price of $0.001 per share to raise the working capital. Panex set the value of the restricted shares arbitrarily without reference to its assets, book value, revenues or other established criteria of value. All the restricted shares to be issued in the offering were issued for investment purposes in "private transactions".

During May 2014, Panex entered into debt settlement agreements with creditors in consideration for the issuance of Panex's common stock, par value $0.001, at a per share price of $0.001 per share. As a result, Panex extinguished certain liabilities with creditors via debt settlement agreements for a total of $87,000, for a total of 87,000,000 shares at a price of $0.001 per share.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

The following exhibits are filed as part of this registration statement unless otherwise indicated:

		Incorporated by Reference
Exhibit Number	Description	Form	Filing No.	Filing Date	Exhibit No.	Filed herewith
3.1	Articles of Incorporation.	SB-2	333-130264	12/12/2005	3.1

3.2	Amended Bylaws.	8-K	000-51707	06/22/2010	3.3

3.3	Certificate of Amendment of Articles of Incorporation, dated September 24, 2010.	8-K	000-51707	09/30/2010	3.4

3.5	Certificate of Amendment of Articles of Incorporation, dated July 22, 2014.	8-K	000-51707	07/29/2014	3.4

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				5.1	X

10.1	Management Agreement dated April 19, 2006 between Panex Resources Inc. and Reg Gillard.	8-K	000-51707	05/10/2006	10.2

10.8	Services Agreement dated March 14, 2012 between Panex Resources Inc. and Coresco AG.	8-K	000-51707	04/11/2012	10.8

14	Financial Code of Ethics.	SB-2	333-130264	12/12/2005	14.1

23.1	Consent of GHP Horwath, P.C.				23.1	X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				23.2	X

99.1	Form of Subscription Agreement, filed as an Exhibit to Panex's Form S-1/A – 1st Amendment (Registration Statement) filed on June 3, 2011 and incorporated herein by reference.	S-1/A-1		06/20/2011

101.INS	XBRL Instance Document.	S-1/A-1	333-199871	01/22/2015	101.INS

101.SCH	XBRL Taxonomy Extension Schema.	S-1	333-199871	01/22/2015	101.SCH

101.CAL	XBRL Taxonomy Extension Calculation Linkbase.	S-1	333-199871	01/22/2015	101.CAL

101.LAB	XBRL Taxonomy Extension Calculation Label Linkbase.	S-1	333-199871	01/22/2015	101.LAB

101.PRE	XBRL Taxonomy Extension Presentation Linkbase.	S-1	333-199871	01/22/2015	101.PRE

101.DEF	XBRL Taxonomy Extension Definition Linkbase.	S-1	333-199871	01/22/2015	101.DEF

* In accordance with Rule 406T of Regulation S-T, the XBRL ("eXtensible Business Reporting Language") related information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, and otherwise is not subject to liability under these sections.

ITEM 17.  UNDERTAKINGS

Registrant hereby undertakes:

•
To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to: (i) include any prospectus required by Section 10(a) (3) of the Securities Act; (ii) reflect in the Prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and (iii) include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

•
That, for the purpose of determining liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement of the securities offered, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof;

•	To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering;

•	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

•	That, for the purpose of determining liability under the Securities Act to any purchaser:

•	Pursuant to Rule 430B:

•
That each prospectus filed by the Registrant pursuant to Rule 424(b)(3)shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

•
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;

•
that in a primary offering of securities by the Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the Registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

•	Any preliminary prospectus or prospectus of the Registrant relating to the offering required to be filed pursuant to Rule 424;

•	Any free writing prospectus relating to the offering prepared by or on behalf of the Registrant or used or referred to by the Registrant;

•	The portion of any other free writing prospectus relating to the offering containing material information about the Registrant or its securities provided by or on behalf of the Registrant; and

•	Any other communication that is an offer in the offering made by the Registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized in Zug, Switzerland on this 23rd day of December, 2015.

PANEX RESOURCES INC.

By:	MARK GASSON
Mark Gasson
President, Principal Executive Officer and a member of the Board of Directors

By:	ROSS DOYLE
Ross Doyle
Principal Financial Officer, Principal Financial Officer, Principal Accounting Officer, Secretary and Treasurer

Pursuant to the requirements of Securities Act of 1933, this registration statement was signed by the following persons in the capacities and the dates stated:

MARK GASSON	President, Principal Executive Officer and	December 23, 2015
Mark Gasson	member of the Board of Directors

ROSS DOYLE	Principal Financial Officer, Principal Financial	December 23, 2015
Ross Doyle	Officer, Principal Accounting Officer, Secretary and Treasurer

EXHIBIT INDEX

		Incorporated by Reference
Exhibit Number	Description	Form	Filing No.	Filing Date	Exhibit No.	Filed herewith
3.1	Articles of Incorporation.	SB-2	333-130264	12/12/2005	3.1

3.2	Amended Bylaws.	8-K	000-51707	06/22/2010	3.3

3.3	Certificate of Amendment of Articles of Incorporation, dated September 24, 2010.	8-K	000-51707	09/30/2010	3.4

3.5	Certificate of Amendment of Articles of Incorporation, dated July 22, 2014.	8-K	000-51707	07/29/2014	3.4

5.1	Opinion of The Law Office of Conrad C. Lysiak, P.S.				5.1	X

10.1	Management Agreement dated April 19, 2006 between Panex Resources Inc. and Reg Gillard.	8-K	000-51707	05/10/2006	10.2

10.8	Services Agreement dated March 14, 2012 between Panex Resources Inc. and Coresco AG.	8-K	000-51707	04/11/2012	10.8

14	Financial Code of Ethics.	SB-2	333-130264	12/12/2005	14.1

23.1	Consent of GHP Horwath, P.C.				23.1	X

23.2	Consent of The Law Office of Conrad C. Lysiak, P.S.				23.2	X

99.1	Form of Subscription Agreement, filed as an Exhibit to Panex's Form S-1/A – 1st Amendment (Registration Statement) filed on June 3, 2011 and incorporated herein by reference.	S-1/A-1		06/20/2011

101.INS	XBRL Instance Document.	S-1/A-1	333-199871	01/22/2015	101.INS

101.SCH	XBRL Taxonomy Extension Schema.	S-1	333-199871	01/22/2015	101.SCH

101.CAL	XBRL Taxonomy Extension Calculation Linkbase.	S-1	333-199871	01/22/2015	101.CAL

101.LAB	XBRL Taxonomy Extension Calculation Label Linkbase.	S-1	333-199871	01/22/2015	101.LAB

101.PRE	XBRL Taxonomy Extension Presentation Linkbase.	S-1	333-199871	01/22/2015	101.PRE

101.DEF	XBRL Taxonomy Extension Definition Linkbase.	S-1	333-199871	01/22/2015	101.DEF

* In accordance with Rule 406T of Regulation S-T, the XBRL ("eXtensible Business Reporting Language") related information is furnished and not filed or a part of a registration statement or prospectus for purposes of Sections 11 or 12 of the Securities Act of 1933, is deemed not filed for purposes of Section 18 of the Securities Exchange Act of 1934, and otherwise is not subject to liability under these sections.